Exhibit 10.1

AMENDED AND RESTATED
CREDIT AGREEMENT

dated as of April 29, 2005

as Amended and Restated as of December 19, 2008

between

BRUNSWICK CORPORATION,

The SUBSIDIARY BORROWERS Party Hereto,

The GUARANTORS Party Hereto,

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

$400,000,000

J.P. MORGAN SECURITIES INC. and RBS SECURITIES CORPORATION

as Joint Lead Arrangers,

J.P. MORGAN SECURITIES INC.,
RBS SECURITIES CORPORATION,
BANC OF AMERICA SECURITIES LLC,
SUNTRUST ROBINSON HUMPHREY, INC.
and
WELLS FARGO SECURITIES, LLC,
as Joint Bookrunners,

JPMORGAN CHASE BANK, N.A. and THE ROYAL BANK OF SCOTLAND PLC,
as Syndication Agents,

and

BANK OF AMERICA, N.A.,
SUNTRUST BANK
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Documentation Agents

Page

ARTICLE I DEFINITIONS	1

- i -

- ii -

- iii -

SCHEDULE 1.01A	-	Commitments
SCHEDULE 2.06(l)	-	Existing Letters of Credit
SCHEDULE 3.04	-	Financial Statements and Undisclosed Liabilities
SCHEDULE 3.06(a)	-	Litigation
SCHEDULE 3.06(b)	-	Environmental Matters
SCHEDULE 3.17	-	Capitalization and Subsidiaries
SCHEDULE 5.01(g)	-	Borrowing Base Supplemental Documentation
SCHEDULE 5.02(f)	-	Environmental Matters
SCHEDULE 6.01A	-	Indebtedness
SCHEDULE 6.02	-	Liens
SCHEDULE 6.04		Dispositions
SCHEDULE 6.06	-	Investments
SCHEDULE 6.06(o)		Joint Venture Investments
SCHEDULE 6.09	-	Restrictive Agreements

EXHIBIT A	-	Form of Assignment and Assumption
EXHIBIT B	-	Form of Designation Letter
EXHIBIT C	-	Form of Opinion of Counsel to the Loan Parties
EXHIBIT D	-	Form of Process Agent Acceptance Letter
EXHIBIT E	-	Form of Termination Letter
EXHIBIT F	-	Form of Borrowing Base Certificate
EXHIBIT G	-	Form of Joinder Agreement
EXHIBIT H-1	-	Form of U.S. Tax Compliance Certificate
EXHIBIT H-2	-	Form of U.S. Tax Compliance Certificate
EXHIBIT H-3	-	Form of U.S. Tax Compliance Certificate
EXHIBIT H-4	-	Form of U.S. Tax Compliance Certificate

- iv -

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of April 29, 2005, as amended and restated as of December 19, 2008, among BRUNSWICK CORPORATION, certain SUBSIDIARIES of Brunswick Corporation that may be SUBSIDIARY BORROWERS party hereto, certain SUBSIDIARIES of Brunswick Corporation and BRUNSWICK CORPORATION that shall be GUARANTORS party hereto, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, J.P. MORGAN SECURITIES INC. and RBS SECURITIES CORPORATION, as Joint Lead Arrangers, J.P. MORGAN SECURITIES INC., RBS SECURITIES CORPORATION, BANC OF AMERICA SECURITIES LLC, SUNTRUST ROBINSON HUMPHREY, INC. and WELLS FARGO SECURITIES, LLC, as Joint Bookrunners, JPMORGAN CHASE BANK, N.A. and THE ROYAL BANK OF SCOTLAND PLC, as Syndication Agents, and BANK OF AMERICA, N.A., SUNTRUST BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Documentation Agents.

WHEREAS, Brunswick Corporation and certain subsidiaries of Brunswick Corporation as subsidiary account parties and/or subsidiary borrowers entered into the Credit Agreement, dated as of April 29, 2005 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement, which Agreement shall become effective upon the satisfaction of certain conditions precedent set forth in Section 4.01 hereof; and

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement that remain outstanding or evidence repayment of any of such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrowers outstanding thereunder;

NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree that on the Effective Date (as defined below) the Existing Credit Agreement shall be amended and restated in its entirety as follows:

The parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01    Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” means, individually and collectively, any “Account” referred to in the Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Eurocurrency Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Agent’s Account” means an account designated by the Administrative Agent in a notice to the Company, the relevant Loan Party (if other than the Company) and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, notwithstanding the foregoing, the BAC Joint Venture shall be deemed an Affiliate of the Company and its Subsidiaries.

“Agents” means, individually and collectively, the Administrative Agent, the Syndication Agents and the Documentation Agents.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day plus 0.50% and (c) the Adjusted Eurocurrency Rate for a one month Interest Period on such day, without any adjustment for rounding, (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted Eurocurrency Rate for any day shall be based on the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate, respectively.

“Alternative Currency” shall mean Pounds Sterling, euro or any other freely tradeable and convertible currency other than Dollars in which the Issuing Lender is willing to issue a Letter of Credit.

“Applicable Commitment Fee Rate” means, for any day, with respect to the commitment fees payable hereunder, the applicable rate per annum set forth below, based upon the daily average Commitment Utilization Percentage during the most recent fiscal quarter of the Company:

Commitment Utilization Percentage	Applicable Commitment Fee Rate
Category 1 > 50%	0.75%
Category 2 ≤ 50%	1.00%

For purposes of the foregoing, the Applicable Commitment Fee Rate shall be determined as of the end of each fiscal quarter of the Company.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Total Commitment represented by such Lender’s Commitments; provided that if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Total Commitment most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, a rate per annum equal to (i) with respect to any ABR Loan, 3.50% and (ii) with respect to any Eurocurrency Loan, 4.00%.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Amount” means, on any date, the sum of (i) an amount equal to (A) 50% of Cumulative Available EBITDA of the Company and its Subsidiaries (if such amount is positive) and (B) 100% of Cumulative Available EBITDA of the Company and its Subsidiaries (if such amount is negative), in each case for the period from January 1, 2009 until the last day of the then most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and (ii) the amount of any capital contributions made in cash to, or any proceeds of an equity issuance (other than proceeds of Disqualified Stock) received by, the Company from and including the Business Day immediately following the Effective Date through and including such date.

“Available Collateral” means (a) the Bowling Assets, (b) the Headquarters and (c) Foreign Receivables, assets of Foreign Holdcos and assets of Loan Parties that are located outside the United States or Canada at foreign branches of such Loan Parties.

“Available EBITDA” means, for any period, Consolidated EBITDA for such period minus the sum for such period, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) Capital Expenditures paid in cash during such period (other than those financed with Indebtedness (other than Revolving Loans) or with the proceeds of sale and leaseback transactions), (b) income tax paid in cash net of refunds received during such period, (c) Consolidated Interest Expense for such period and (d) the total amount of cash restructuring charges added back pursuant to clause (b)(iv) of the definition of Consolidated EBITDA in determining Consolidated EBITDA for such period.

“Available Finished Goods Inventory” means the lesser of (a) up to 60%, as determined by the Administrative Agent in its Permitted Discretion, of the following amount: the Loan Parties’ Eligible Finished Goods Inventory (valued at the lower of cost (determined on a first-in-first-out basis) or market value), minus any Inventory Reserves applicable thereto; and (b) the product of up to 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent Inventory appraisal provided to the Administrative Agent in accordance with the terms hereof multiplied by the following amount: the Loan Parties’ Eligible Finished Goods Inventory (valued at the lower of cost (determined on a first-in-first-out basis) or market value), minus any Inventory Reserves applicable thereto.

“Available Raw Materials Inventory” means the lesser of (a) up to 60%, as determined by the Administrative Agent in its Permitted Discretion, of the following amount: the Loan Parties’ Eligible Raw Materials Inventory (valued at the lower of cost (determined on a first-in-first-out basis) or market value) minus any Inventory Reserves applicable thereto; and (b) the product of up to 85% of the Net Orderly Liquidation Value percentage identified in the most recent Inventory appraisal provided to the Administrative Agent in accordance with the terms hereof multiplied by the following amount: the Loan Parties’ Eligible Raw Materials Inventory (valued at the lower of cost (determined on a first-in-first-out basis) or market value), minus any Inventory Reserves applicable thereto.

“Available Revolving Commitment” means, at any time, the Total Commitment then in effect minus the Credit Exposure of all Lenders at such time; provided, that in calculating the Credit Exposure of all Lenders for the purpose of determining the Available Revolving Commitment pursuant to Section 2.12(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Available WIP Inventory” means the lesser of (a) up to 60%, as determined by the Administrative Agent in its Permitted Discretion, of the following amount: the Loan Parties” Eligible WIP Inventory (valued at the lower of cost (determined on a first-in-first out basis) or market value), minus any Inventory Reserves applicable thereto; and (b) the product of up to 85% of the Net Orderly Liquidation Value percentage identified in the most recent Inventory appraisal provided to the Administrative Agent in accordance with the terms hereof multiplied by the following amount: the Loan Parties’ Eligible WIP Inventory (valued at the lower of cost (determined on a first-in-first-out basis) or market value), minus any Inventory Reserves applicable thereto.

“Availability” means, at any time, an amount in Dollars equal to the sum of (a) (i) the lesser of (A) the Total Commitment and (B) the Borrowing Base minus (ii) the Credit Exposure of all Lenders, and (b) the aggregate amount of cash and Cash Equivalents of the Loan Parties maintained as of the date as of which such Borrowing Base was determined in accounts with the Administrative Agent or any Lender or any Affiliate thereof that in each case are subject to Deposit Account Control Agreements or Securities Account Control Agreements, other than any Collateral Deposit Account or Lock Box subject to a Lock Box Agreement.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.

“BAC Joint Venture” means Brunswick Acceptance Company, LLC, a joint venture company (a majority of the Equity Interests of which is owned on the Effective Date by General Electric  Commercial Finance or one of its Subsidiaries and the remainder thereof by the Company and/or any Subsidiary of the Company).  The BAC Joint Venture existing on the Effective Date may be replaced by a joint venture between the Company or one of its Subsidiaries and a financing party with the consent of the Required Lenders.  In such event, then “BAC Joint Venture” shall mean such replacement joint venture from and after its inception and the terms “BAC Joint Venture Obligations” and “BAC LLC Agreement” shall have correlative meanings in respect of the organizational documents and contractual obligations of such replacement joint venture.

“BAC Joint Venture Obligations” means any and all agreements, undertakings, arrangements and other Contractual Obligations of the Company and its Subsidiaries to make loans or advances, or guarantee the obligations of, or purchase or otherwise acquire any capital stock, obligations or other securities of, make any capital contribution to, or otherwise invest in, the BAC Joint Venture.

“BAC LLC Agreement” means that certain Limited Liability Company Agreement, dated as of October 24, 2002, between Brunswick Financial Services Corporation and CDF Ventures, LLC, as amended through the date hereof.

“Banking Services” means each and any of the following bank services provided prior to or after the date hereof to any Loan Party by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards, (c) purchasing cards and cardless e-payables services and (d) treasury, depositary or cash management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts, and interstate depository network services) or any similar transactions.

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq, as amended, or any similar federal or state law for the relief of debtors.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereto).

“Borrower” means any of the Company and the Subsidiary Borrowers, as the context may require, and “Borrowers” means all of the foregoing.

“Borrower Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans (or which would have accrued but for the commencement of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding), all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrowers to any Secured Party or any indemnified party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Loan Documents, any Letter of Credit, any Specified Swap or Banking Services Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Secured Parties).

“Borrowing” means (a) all Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan and (c) a Protective Advance.

“Borrowing Base” means,

(i) prior to the Trigger Date, $250,000,000, and

(ii) on and after the Trigger Date, the sum of:

(a) up to 85% of the following amount: the Loan Parties’ Eligible Accounts at such time, minus the Dilution Reserve, minus any other Reserve applicable to Eligible Accounts, plus
(b) the sum of (x) Available Finished Goods Inventory, (y) Available Raw Materials Inventory and (z) Available WIP Inventory, plus

(c) the Equipment Component, less

(d) without duplication of other Reserves included in the foregoing components of the Borrowing Base, Reserves established by the Administrative Agent in its Permitted Discretion.

The Administrative Agent may, in its Permitted Discretion and based on new information or a change in circumstances, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base, with any such changes to be effective 3 Business Days after delivery of notice thereof to the Company and the Lenders.  The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(f) or 4.01(r), as applicable.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer, in substantially the form of Exhibit F or another form which is acceptable to the Administrative Agent in its Permitted Discretion.

“Borrowing Base Supplemental Documentation” means the items described on Schedule 5.01(g).

“Borrowing Request” means a request by any Borrower for a Borrowing of Revolving Loans in accordance with Section 2.03.

“Bowling Assets” means all the retail bowling centers of the bowling retail business of the Company and its Subsidiaries that are owned by Leiserv, Inc. and its Subsidiaries.

“Bowling & Billiards Division” means the Company’s business operations in the bowling and billiards industries.

“Business Day” means any day (a) on which commercial banks are not authorized or required by law to close in New York City and/or (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurocurrency Borrowing (or any notice with respect thereto), that is also a day on which dealings in deposits denominated in Dollars are carried out in the London interbank market.

“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries; provided, however, that Capital Expenditures for the Company and the Subsidiaries shall not include:

(a)           expenditures to the extent they are made with proceeds of the issuance of Equity Interests of the Company,

(b)           expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property; provided that such expenditure is not made during a Cash Dominion Period,

(c)           interest capitalized during such period to the extent included in Consolidated Interest Expense,

(d)           expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding the Company or any Subsidiary thereof) and for which neither the Company nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period),

(e)           the book value of any asset owned by such Person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period,

(f)            the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business; provided that such purchase is not made during a Cash Dominion Period, and

(g)           the consideration paid in respect of a Permitted Acquisition.

“Capital Lease” means, as applied to any Person, any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, by that Person as lessee that, in conformity with GAAP, is, or is required to be, classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Dominion Period” means a period, at any time after the earlier of (i) the Trigger Date and (ii) January 31, 2009, commencing when Availability becomes less than the greater of (x) 25% of the Total Commitments and (y) $100,000,000 (or, prior to the Trigger Date, $50,000,000) for three consecutive Business Days; provided that the Cash Dominion Period shall be discontinued if Availability ceases to be less than the applicable level for sixty consecutive days; provided further, however, that a Cash Dominion Period may be discontinued no more than twice in any period of twelve consecutive months.

“Cash Equivalents” means:

(a)   direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within 24 months from the date of acquisition thereof;

(b)   investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)   investments in certificates of deposit, banker’s acceptances, time deposits and eurodollar time deposits maturing within 13 months from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank which has consolidated assets as determined in accordance with GAAP of not less than $10,000,000,000;

(d)   fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)   money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) except with respect to the BlackRock Liquidity Funds TempCash Institutional Fund (TMCXX), are rated AA- or higher by S&P and Aa3 or higher by Moody’s and (iii) have portfolio assets of at least $1,000,000,000.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) with respect to a tender offer (for which a filing has been made with the SEC which purports to comply with the requirements of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) made for Equity Interests of the Company, which tender offer has not been negotiated and approved by the board of directors of the Company, the earlier of (i) any Business Day during such tender offer when the Person or group making such tender offer owns, directly or indirectly, beneficially or of record, and/or has accepted for payment Equity Interests representing 25% or more of the aggregate voting power represented by the issued and outstanding Equity Interests of the Company and (ii) three Business Days before such tender offer is to terminate unless the tender offer is withdrawn first if the Person or group making such tender offer could own, by the terms of the tender offer plus any Equity Interests owned by such Person or group, Equity Interests representing 50% or more of the aggregate voting power representing by the issued and outstanding Equity Interests of the Company when such tender offer terminates; (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; (d) the acquisition of direct or indirect Control of the Company by any Person or group; (e) the Company shall cease to own, free and clear of all Liens or other encumbrances (other than Liens created pursuant to any Loan Document), 100% of the outstanding voting Equity Interests of the Borrowers (other than the Company) on a fully diluted basis (other than any directors’ qualifying shares of any Borrower); or (f) a Specified Change of Control.

“Change in Law” means (a) the adoption of any law, rule,  regulation, treaty, protocol, practice or concession after the date of this Agreement, (b) any change in any law, rule, regulation, practice or concession or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or such Issuing Lender or by such Lender’s or such Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, at any time, any and all property of any Loan Party, now existing or hereafter acquired, that at such time is subject to a security interest or Lien in favor of the Administrative Agent (on behalf of the Secured Parties) pursuant to the Collateral Documents in order to secure the Secured Obligations.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any Loan Party for any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Deposit Account” means any “Collateral Deposit Account” referred to in the Security Agreement.

“Collateral Document” means, individually and collectively, each Security Agreement and each other document granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Collection Account” means, individually and collectively, each “Collection Account” referred to in the Security Agreement.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Protective Advances and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09(b) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The amount of each Lender’s Commitment as of the Effective Date is set forth on Schedule 1.01A. The aggregate amount of the Commitments is $400,000,000 as of the Effective Date.

“Commitment Termination Date” means (a) May 5, 2012 (or, if such date is not a Business Day, on the immediately preceding Business Day), (b) with respect to any Lender for whom an alternative Commitment Termination Date appears beside its name on Schedule 1.01A, such specified date (or, if such date is not a Business Day, on the immediately preceding Business Day), or (c) in the case of either clause (a) or (b), any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Commitment Utilization Percentage” means, on any date, the percentage equivalent to a fraction (a) the numerator of which is the Credit Exposure of all Lenders and (b) the denominator of which is the Total Commitment (or, on any day after termination of the Commitments, the Total Commitment in effect immediately preceding such termination).

“Company” means Brunswick Corporation, a Delaware corporation.

“Consolidated EBITDA” means, for any Test Period, the sum, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) Consolidated Net Income for such period plus (b) without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of (i) interest expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) the amount of any cash restructuring charges to the extent deducted in determining Consolidated Net Income in an aggregate amount not exceeding (x) $70,000,000 through September 30, 2008 and (y) an additional $35,000,000 during the period commencing October 1, 2008 and ending December 31, 2009, (v) all non-cash charges to the extent deducted in determining Consolidated Net Income and (vi) any extraordinary losses or charges, and minus (c) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) interest income derived from the investment of cash and Cash Equivalents, (ii) any extraordinary income or gains, (iii) income tax credits (to the extent not netted from income tax expense) and (iv) any non-cash gains for such period minus (d) any cash payments made during such period in respect of items added back in a prior period in determining Consolidated EBITDA pursuant to clause (b)(v) above subsequent to the fiscal quarter in which the relevant non-cash charges were reflected as a charge in the statement of Consolidated Net Income. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Leverage Ratio or the Fixed Charge Coverage Ratio, (i) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period (as determined by the Company in its reasonable good faith business judgment) or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (I) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Equity Interests of a Person and (II) involves the payment of consideration by the Company and its Subsidiaries in excess of $10,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $10,000,000, provided that a Disposition of property or series of related Dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries of less than $10,000,000 shall constitute a Material Disposition in the event that such Disposition or series of Dispositions is of property of a business that has been treated as a discontinued operation for accounting purposes; provided, further, that a discontinued operation (other than a discontinued operation that has been sold) that constitutes a Material Disposition will not be given the pro forma effect described above for purposes of calculating Consolidated EBITDA pursuant to any determination of the Fixed Charge Coverage Ratio.

“Consolidated Interest Expense” means, for any Test Period, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), total interest expense (including the interest component of any payments in respect of Capital Lease Obligations) in respect of all outstanding Indebtedness accrued or capitalized during such period, in each case, to the extent paid in cash during such period (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements entered into to hedge interest rates to the extent such net costs are allocable to such period in accordance with GAAP, but excluding (i) the upfront costs associated with refinancing the Existing 2011 Notes to the extent such payments constitute interest expense in accordance with GAAP, (ii) any gain or loss realized with respect to the termination in August 2008 of Swap Agreements that hedged interest rates on the potential issuance of Indebtedness and (iii) fees and expenses associated with the Commitments and Loans under this Agreement).

“Consolidated Net Income” means, for any period, the net income or loss of the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or any organizational or governing documents, any law, treaty, rule or regulation or any determination of an arbitrator or a court or other Governmental Authority, in each case applicable to such Subsidiary.

“Consolidated Total Indebtedness” means, as of any date, without duplication, the aggregate principal amount of all Indebtedness for Borrowed Money of the Company and its Subsidiaries at such date (determined on a consolidated basis without duplication in accordance with GAAP) minus (to the extent otherwise included in the calculation of Consolidated Total Indebtedness) Indebtedness in respect of the Existing 2011 Notes to the extent the Existing 2011 Notes shall have been defeased or discharged in accordance with the Existing Notes Indenture or otherwise cash collateralized on terms and conditions satisfactory to the Administrative Agent.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contributing Party” has the meaning set forth in Section 9.09.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.  Solely for purposes of the definition of “Affiliate”, “Control” shall also mean the possession, directly or indirectly, of the power to vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure at such time plus an amount equal to its Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time.

“Cumulative Available EBITDA” means, for any period, Available EBITDA for such period, taken as a single accounting period.  Cumulative Available EBITDA may be a positive or negative amount.

“Customer Finance Program Obligations” means inventory repurchase and recourse obligations, including any obligation of the Company or any Subsidiary to repurchase products of the Company and its Subsidiaries or to purchase or repurchase receivables created in connection with the sale of products or related services of the Company and its Subsidiaries under any customer finance program, in each case incurred in the ordinary course of business and as described in the Company’s annual audited financial statements.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit, Swingline Loans or Protective Advances within three Business Days of the date required to be funded by it hereunder, (b) notified any Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after a request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, Swingline Loans and Protective Advances, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Departing Lender” has the meaning set forth in Section 2.19(b).

“Deposit Account Control Agreement” means, individually and collectively, each “Deposit Account Control Agreement” referred to in the Security Agreement.

“Designation Letter” means the Designation Letter entered into by the Company and a wholly-owned Domestic Subsidiary of the Company pursuant to Section 2.21(b)(i) pursuant to which such Subsidiary shall (subject to the terms and conditions of Section 2.21) be designated as a Subsidiary Borrower, substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Dilution Factors” means, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Loan Parties.

“Dilution Ratio” means, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the 12 most recently ended fiscal months divided by (b) total gross sales of the Loan Parties for the 12 most recently ended fiscal months.

“Dilution Reserve” means, at any date, the applicable Dilution Ratio multiplied by the Eligible Accounts on such date; provided that at all times that the Dilution Ratio is less than 5.0%, the Dilution Reserve shall be zero.  The Dilution Reserve shall be the only Reserve with respect to the Dilution Factors.

“Disposition” means any sale, lease, license, transfer, assignment or other disposition of all or any portion of the business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, of the Company or any of its Subsidiaries (including any Equity Interests owned by the Company or any of its Subsidiaries).

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale to the extent the terms of such Equity Interests provide that such Equity Interests shall not be required to be repurchased or redeemed until the Commitment Termination Date has occurred or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), in whole or in part, in each case prior to the date that is 91 days after the Commitment Termination Date hereunder; provided that if such Equity Interests are issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Documentation Agents” means, individually and collectively, Bank of America, N.A., Suntrust Bank and Wells Fargo Bank, National Association, in their capacity as Documentation Agents.

“Dollar Equivalent” means, on any Business Day with respect to any amount denominated in an Alternative Currency, the amount of Dollars that would be required to purchase such amount of such Alternative Currency based upon the spot selling rate at which JPMCB London offers to sell such Alternative Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such Business Day for delivery two Business Days later.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any jurisdiction within the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Eligible Accounts” means, at any time, the Accounts of any Loan Party, other than any Account:

(a)           which is not subject to a first priority perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties);

(b)           which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Secured Parties);

(c)           (i) with respect to which the scheduled due date is more than 90 days after the original invoice date (other than (A) Accounts having extended payment terms which are reasonably acceptable to the Administrative Agent in an amount not to exceed $5,000,000 in the aggregate at any time outstanding, and (B) Accounts in respect of which the Account Debtor has provided a letter of credit reasonably acceptable to the Administrative Agent), (ii) which is unpaid more than 90 days after the date of the original invoice therefor (other than the Accounts described in the parenthetical in clause (i) above) or more than 60 days after the original due date (other than Accounts related to the Fitness Division (other than any such Account owed by the government of the United States, or any department, agency, public corporation, or instrumentality thereof) in an amount not to exceed $5,000,000 in the aggregate at any time outstanding which may remain unpaid for up to 120 days after the date of the original invoice therefor or up to 90 days after the original due date), or (iii) which has been written off the books of the applicable Loan Party or otherwise designated as uncollectible (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from an Account Debtor which are unpaid more than 90 (or, to the extent provided above, 120) days from the date of invoice or more than 60 (or, to the extent provided above, 90) days from the due date);

(d)           which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder by reason of paragraph (c) above;

(e)           other than a Specified Account, which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Loan Parties exceeds 10% of the aggregate amount of Eligible Accounts of all Loan Parties; provided that Specified Accounts will not qualify as Eligible Accounts pursuant to this paragraph (e) to the extent they exceed the greater of 20% of the aggregate amount of Eligible Accounts of all Loan Parties and $25,000,000;

(f)           with respect to which any covenant, representation, or warranty contained in this Agreement or in any applicable Security Agreement has been breached or is not true, in each case in any material respect;

(g)           which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest or service or finance charges (it being understood that any asset subject to a progress billing or sold on a bill-and-hold or cash-on-delivery basis shall continue to be treated as Eligible Inventory, provided that it otherwise qualifies as such, notwithstanding that it may no longer be inventory for GAAP purposes);

(h)           for which the goods giving rise to such Account have not been shipped to the Account Debtor (it being understood that any such asset shall continue to be treated as Eligible Inventory, provided that it otherwise qualifies as such, notwithstanding that it may no longer be inventory for GAAP purposes) or for which the services giving rise to such Account have not been performed by the applicable Loan Party or which is otherwise recorded as deferred revenue or if such Account was invoiced more than once;

(i)           with respect to which any check or other instrument of payment has been, to the knowledge of a Financial Officer, returned uncollected for any reason;

(j)           which is owed by an Account Debtor which has (i) applied for or has been the subject of a petition or application for, suffered, or consented to the appointment of any receiver, custodian, trustee, administrator, liquidator or similar official for such Account Debtor of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, under any Insolvency Laws, any assignment, application, request or petition for liquidation, reorganization, compromise, arrangement, adjustment of debts, stay of proceedings, adjudication as bankrupt, winding-up, or voluntary or involuntary case or proceeding (other than post-petition Accounts entitled to administrative expense or equivalent priority under applicable Insolvency Laws), (iv) admitted in writing its inability, or is generally unable, to pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business; provided that the Administrative Agent shall include Accounts from such Account Debtors to the extent that such Accounts are fully backed by letters of credit acceptable to the Administrative Agent in its Permitted Discretion;

(k)           which is owed by any Account Debtor which, to the knowledge of a Financial Officer, has sold all or substantially all of its assets;

(l)           which is owed by an Account Debtor which (i) does not maintain its chief executive office in the United States or Canada or (ii) is not organized under any applicable law of the United States, any state of the United States or the District of Columbia, Canada, or any province of Canada unless, in any such case, such Account is backed by a letter of credit acceptable to the Administrative Agent in its Permitted Discretion;

(m)           which is owed in any currency other than Dollars;

(n)           which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the United States unless such Account is backed by a letter of credit acceptable to the Administrative Agent in its Permitted Discretion, or (ii) the government of the United States, or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), has been complied with; provided that the Administrative Agent may in its Permitted Discretion waive such compliance with respect to such Accounts in an aggregate amount of up to $5,000,000 at any time outstanding;

(o)           which is owed by any Affiliate, employee, officer or director of any Loan Party;

(p)           which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, unapplied cash, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(q)           which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(r)           which is evidenced by any promissory note, judgment, chattel paper, or instrument;

(t)           with respect to which the applicable Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and the applicable Loan Party created a new receivable for the unpaid portion of such Account;

(u)           which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, provincial, territorial, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v)           which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than a Loan Party or any of its Subsidiaries has an ownership interest in such goods, or which indicates any party other than any of the Loan Parties as payee or remittance party;

(w)           which was created on cash on delivery terms;

(x)           which is governed by the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia, Canada or any province of Canada; provided that the Administrative Agent shall include such Accounts to the extent that they are fully backed by letters of credit acceptable to the Administrative Agent in its Permitted Discretion;

(y)           which was acquired or originated by any Person acquired after the date hereof (until such time as diligence in respect of such Person and such Accounts satisfactory to the Administrative Agent in its Permitted Discretion has been completed); provided that the Administrative Agent may in its Permitted Discretion include such Accounts in an aggregate amount of up to $5,000,000 prior to completion of such diligence;

(z)           which is an Account to be sold pursuant to a definitive agreement or which is subject to a permitted receivables financing, unless otherwise agreed by the Administrative Agent in its Permitted Discretion;

(aa)           which is owed by an Account Debtor in respect of which, to the knowledge of a Financial Officer, the Company or any of its Subsidiaries has received notice of proceedings or actions which are threatened or pending against such Account Debtor in respect of such Account which would reasonably be expected to result in any material adverse change in such Account Debtor’s financial condition; or

(bb)           which is an Account repurchased by the applicable Loan Party pursuant to the recourse provisions of any permitted receivables financing, unless otherwise agreed by the Administrative Agent in its Permitted Discretion.

In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all sales, advances or prepayments, accrued and actual discounts (including early pay discounts), claims, rebates, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account.  Standards of eligibility may be made more restrictive (and such increased restrictiveness subsequently reversed in whole or part) from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion and based on new information or a change in circumstances, with any such changes to be effective 5 Business Days after delivery of notice thereof to the Company and the Lenders.

“Eligible Equipment” means the equipment owned by a Loan Party and meeting each of the following requirements:

(a)           such Loan Party has good title to such equipment;

(b)           such Loan Party has the right to subject such equipment to a Lien in favor of the Administrative Agent; such equipment is subject to a first priority perfected Lien in favor of the Administrative Agent and is free and clear of all other Liens of any nature whatsoever (except for Permitted Encumbrances which do not have priority over the Lien in favor of the Administrative Agent);

(c)           the full purchase price for such equipment has been paid by such Loan Party;

(d)           such equipment is located on premises (i) owned by such Loan Party unless such premises are subject to a mortgage or other Lien in favor of any Person other than the Administrative Agent, or (ii) leased by such Loan Party where (x) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (y) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(e)           such equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by such Loan Party in the ordinary course of business of the Loan Party;

(f)           such equipment is not subject to any agreement which restricts the ability of such Loan Party to use, sell, transport or dispose of such equipment or which restricts the Administrative Agent's ability to take possession of, sell or otherwise dispose of such equipment;

(g)           such equipment does not constitute “fixtures” under the applicable laws of the jurisdiction in which such equipment is located; and

(h)           such equipment has been appraised to the satisfaction of the Administrative Agent in its Permitted Discretion.

“Eligible Finished Goods Inventory” means Eligible Inventory consisting of finished goods available for sale (as determined in a manner acceptable to the Administrative Agent in its Permitted Discretion and consistent with past practices).

“Eligible In-Transit Inventory” means, at any time, without duplication of other Eligible Inventory, Inventory:

(a)           for which title remains with a Loan Party;

(b)           which is fully insured in such amounts, with insurance companies and subject to such deductibles as are satisfactory to the Administrative Agent in its Permitted Discretion;

(c)           which is in-transit in the United States (other than Inventory in-transit from Reynosa, Mexico that otherwise constitutes Eligible Inventory pursuant to the parenthetical in clause (g) of the definition of Eligible Inventory) between Loan Parties; and

(d)           which otherwise would constitute Eligible Inventory.

“Eligible Inventory” means, at any time, the Inventory of the Loan Parties, other than any Inventory:

(a)           which is not subject to a first priority perfected Lien in favor of the Administrative Agent (for the benefit of the Secured Parties);

(b)           which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent (for the benefit of Secured Parties);

(c)           which, in the Administrative Agent’s Permitted Discretion, is determined to be slow moving, obsolete, unmerchantable, defective, used (including certified pre-owned), unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d)           with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Agreement has been breached or is not true, in each case in any material respect, and which does not conform in all material respects to all standards imposed by any Governmental Authority;

(e)           in which any Person other than the applicable Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)           which constitutes spare or replacement parts (other than those held for sale in the ordinary course of business), subassemblies (other than those which could be sold, or could be included in other Inventory for sale, in the ordinary course of business), packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment (other than those on consignment with customers and subject to a Collateral Access Agreement which is acceptable to the Administrative Agent in its Permitted Discretion), or goods which are not of a type held for sale in the ordinary course of business;

(g)           which is not located in the United States (other than Inventory located in Reynosa, Mexico with an aggregate gross value not in excess of $10,000,000 at any time outstanding; provided that such Inventory is relocated to within the United States no more than 120 days after the Effective Date) or is in transit with a common carrier from vendors and suppliers other than Eligible In-Transit Inventory;

(h)           which is located in any location leased by such Borrower unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement, (ii) a Rent Reserve has been established by the Administrative Agent or (iii) such Inventory is Eligible In-Transit Inventory;

(i)           which is located in any third party warehouse or other storage facility or is in the possession of a bailee (other than a third party processor) and is not evidenced by a document (other than bills of lading to the extent permitted pursuant to clause (g) above), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require, (ii) a Rent Reserve has been established by the Administrative Agent in its Permitted Discretion or (iii) such Inventory is Eligible In-Transit Inventory;

(j)           which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor (other than Inventory permitted to be included pursuant to paragraph (g) above);

(k)           which is a discontinued product or component thereof unless the Administrative Agent has determined in its Permitted Discretion that such Inventory is Eligible Inventory;

(m)           which is perishable;

(n)           which contains or bears any intellectual property rights licensed to any Loan Party unless the Administrative Agent is satisfied in its Permitted Discretion that upon an Event of Default it may sell or otherwise dispose of such Inventory without (i) the consent of each applicable licensor, (ii) infringing the rights of such licensor, (iii) violating any contract with such licensor, or (iv) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(o)           which is not reflected in a current perpetual inventory report of any Loan Party, or a similar report used to track Inventory on hand; or

(q)           which is designated to be returned to a vendor or which is damaged or off-quality or subject to warranty claims or not to customer specifications or which is remanufactured.

Standards of eligibility may be made more restrictive (and such increased restrictiveness subsequently reversed in whole or part) from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion and based on new information or a change in circumstances, with any such changes to be effective 5 Business Days after delivery of notice thereof to the Company and the Lenders.

“Eligible Raw Materials Inventory” means Eligible Inventory consisting of raw materials (as determined in a manner acceptable to the Administrative Agent in its Permitted Discretion and consistent with past practices).

“Eligible WIP Inventory” means Eligible Inventory consisting of work-in-process related to the manufacturing of boats (as determined in a manner acceptable to the Administrative Agent in its Permitted Discretion and consistent with past practices).

“Environmental Laws” means all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or to the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal, or arrangement for disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the indoor or outdoor environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment Component” means, at the time of any determination thereof, an amount equal to the lesser of (i) up to 60% of the Net Orderly Liquidation Value of the Loan Parties’ Eligible Equipment, minus the Equipment Indenture Reserve and any other Reserves related to the Eligible Equipment; and (ii) the Equipment Value Cap; provided that the Equipment Component shall equal $0 prior to the completion of appraisals, satisfactory to the Administrative Agent in its Permitted Discretion, of the Loan Parties’ Eligible Equipment.

“Equipment Indenture Reserve” means, at any time, the amount by which (a) 60% of the Net Orderly Liquidation Value of the Eligible Equipment owned by the Company and Loan Parties that are “Restricted Subsidiaries” under the Existing Notes Indenture exceeds (b) the amount of the basket provided for in Section 5.05(b) of the Existing Notes Indenture, less the amount of other secured Indebtedness utilizing such basket.

“Equipment Value Cap” means the Initial Value amortized ratably on a quarterly basis over a five-year period commencing upon the last day of the first full fiscal quarter completed after the determination thereof.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period referred to in Section 4043(c) of ERISA is waived); (b) the existence with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) of a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code; (c) any failure by any Plan to satisfy the “minimum funding standard” applicable to such Plan (as such term is defined in Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) or Section 430(j)of the Code with respect to any Plan or the failure of any Loan Party or ERISA Affiliate to make any required contribution to any Multiemployer Plan; (e) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan (other than PBGC premiums due but not delinquent under Section 4007 of ERISA) including, without limitation, the imposition of any Lien in favor of the PBGC or any Plan; (f) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a Plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA); (h) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (i) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.

“euro” means the single currency of Participating Member States of the European Union.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “Eurocurrency Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Event of Default” has the meaning set forth in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Property” means, “Excluded Property” referred to in the Security Agreement.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document:

(a)    income or franchise taxes imposed on (or measured by) such recipient’s net income by the United States of America (or any political subdivision or state thereof) (each a “U.S. Taxing Authority”), or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender or any Issuing Lender, in which its applicable lending office is located;

(b)    any branch profits taxes imposed by any U.S. Taxing Authority or any similar tax imposed by any other jurisdiction described in clause (a) above;

(c)    in the case of any Non-U.S. Lender, any U.S. federal withholding tax that is imposed on payments to such Lender to the extent such tax (i) is in effect and would apply as of the date such Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)) becomes a party to this Agreement or (ii) relates to such payments that would be made to any new applicable lending office designated by such Lender and is in effect and would apply as of the time of such designation, except in the case of (i) and (ii), (x) to the extent that such Non-U.S. Lender’s assignor (if any) was entitled, at the time of assignment (or designation of lending office) to receive additional amounts from the Loan Parties pursuant to Section 2.17, (y) to the extent such withholding tax is imposed as a result of a Change in Law, or (z) to the extent that such withholding tax shall have resulted from the making of any payment by any Loan Party to a location other than the office designated by the Administrative Agent or the relevant Lender for the receipt of payments of the applicable type from such Loan Party;

(d)    any United States federal withholding tax that is attributable to such Non-U.S. Lender’s failure to comply with Section 2.17(f).

“Existing Credit Agreement” has the meaning set forth in the preamble hereto.

“Existing Letters of Credit” has the meaning set forth in Section 2.06(l).

“Existing Notes” means the Company’s outstanding notes issued under the Existing Notes Indenture.

“Existing Notes Indenture” means the Indenture, dated as of March 15, 1987, between the Company and Continental Illinois National Bank and Trust Company of Chicago, as trustee.

“Existing 2011 Notes” means the Company’s 5.0% Notes due June 1, 2011 issued under the Existing Notes Indenture.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Fitness Division” means the Company’s business operations in the physical fitness equipment industry.

“Fixed Charge Coverage Ratio” means, the ratio, determined as of the end of any Test Period, of (a) Consolidated EBITDA minus Capital Expenditures paid in cash during such Test Period (other than those financed with Indebtedness (other than Revolving Loans) or with the proceeds of sale and leaseback transactions) during such Test Period minus income tax paid in cash net of refunds received during such Test Period, to (b) Fixed Charges, all calculated for the Company and its Subsidiaries for such Test Period on a consolidated basis in accordance with GAAP.

“Fixed Charges” means, with reference to any Test Period, without duplication, Consolidated Interest Expense, plus scheduled principal repayments of long-term Indebtedness for Borrowed Money of the Company and its Subsidiaries made during such period (including Capital Lease Obligation payments, but excluding repayments made to the Company or any Subsidiary), plus Restricted Payments paid in cash, plus dividends or other payments made in cash on account of preferred Equity Interests, plus cash contributions to any qualified defined benefit pension Plan in excess of the amount of such contributions that was expensed, all calculated for the Company and its Subsidiaries for such Test Period on a consolidated basis in accordance with GAAP.

“Foreign Holdco” means each of Brunswick International Ltd., Marine Power International Limited, Marine Power New Zealand Limited, Life Fitness International Sales Inc., Marine Power International Pty. Ltd., Brunswick Marine in EMEA, Inc. and each other Domestic Subsidiary the business of which consists substantially entirely in holding Equity Interests in Foreign Subsidiaries and/or conducting operations through foreign branches.

“Foreign Pledge Agreement” means a pledge or charge agreement with respect to each portion of the Collateral that constitutes Equity Interests of a Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Receivables” means (a) each account receivable owned by any Foreign Subsidiary or any Foreign Holdco and (b) each account receivable owned by a Loan Party that is owed by a Person that is not organized under any applicable law of the United States, any state of the United States or the District of Columbia, Canada, or any province of Canada.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state, provisional, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided, that the term Guarantee shall not include (i) endorsements for collection or deposit in the ordinary course of business, (ii) Customer Finance Program Obligations or (iii) the BAC Joint Venture Obligations.

“Guaranteed Obligations” has the meaning set forth in Section 9.01.

“Guarantor” means, at any time, collectively and individually, the Company and each Domestic Subsidiary that has executed this Agreement or has executed a Joinder Agreement and has not been released from the Loan Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates or fractions, asbestos or asbestos containing materials, polychlorinated biphenyls, urea-formaldehyde insulation, molds, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to, or that could give rise to liability under, any Environmental Law.

“Headquarters” means the real property located at 1 N. Field Court, Lake Forest, Illinois 60045.

“Immaterial Subsidiary” means, at any date, any Domestic Subsidiary of the Company (other than a Subsidiary Borrower) that, together with its consolidated Subsidiaries, provides less than 5% of the consolidated revenues of, or holds less than 5% of the consolidated assets of, the Company and its Domestic Subsidiaries on a consolidated basis determined in accordance with GAAP; provided that, the aggregate revenues or assets of all Immaterial Subsidiaries, determined in accordance with GAAP, may not exceed 10% of consolidated revenues or consolidated assets, respectively, of the Company and its consolidated Domestic Subsidiaries, collectively, at any time (and the Company will designate in writing to the Administrative Agent from time to time the Subsidiaries which will cease to be treated as “Immaterial Subsidiaries” in order to comply with the foregoing limitation).  Each computation of consolidated assets and revenues made in determining whether a Subsidiary is an Immaterial Subsidiary shall exclude all assets consisting of Equity Interests in Foreign Subsidiaries.

“Indebtedness” means, without duplication, with respect to any Person (including the Company and its Subsidiaries), (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments or with respect to deposits or advances of any kind, (b) all obligations of such Person in respect of the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of business which, to the knowledge of a Financial Officer, are not more than 45 days past due or are being disputed in good faith) and other accrued expenses and deferred compensation incurred in the ordinary course of business, (c) all Capital Lease Obligations of such Person, (d) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (e) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (and in each case valued at the lesser of the amount of such Indebtedness and the fair market value of the assets subject to such Lien), (g) all Guarantees by such Person of Indebtedness of others, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty that support or secure Indebtedness, surety bonds or similar arrangements, (i) for purposes of Section 7(f) only, all obligations of such Person in respect of Swap Agreements and (j) any other Off-Balance Sheet Liability.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  The term Indebtedness shall not include Customer Finance Program Obligations.

“Indebtedness for Borrowed Money” means, on any date, the amount of debt of the Company and its Subsidiaries set forth on, or that would be required to be set forth on, the consolidated balance sheet of the Company as of such date in accordance with GAAP.

“Indemnified Taxes” means Taxes (including Other Taxes) other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 10.03(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information” has the meaning set forth in Section 10.12.

“Initial Value” means the value of the Loan Parties’ Eligible Equipment as determined by the appraisals of the Loan Parties’ Eligible Equipment described in the definition of Equipment Component; provided that the Initial Value shall not exceed $40,000,000.

“Insolvency Laws” means the Bankruptcy Code and any other applicable state, provincial, territorial or federal bankruptcy laws, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto.

“Intellectual Property” has the meaning set forth in Section 3.05(b).

“Interest Election Request” means a request by any Borrower to convert or continue a Borrowing of Revolving Loans in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), each Quarterly Date, (b) with respect to any Eurocurrency Loan, the last day of each Interest Period therefor and, in the case of any Interest Period for a Eurocurrency Loan of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period, (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and (d) with respect to any Loan, the Commitment Termination Date.

“Interest Period” means for any Eurocurrency Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending (i) fourteen days thereafter or (ii) on the numerically corresponding day in the calendar month that is one, two, three or six (or, with the consent of each Lender, nine or twelve) months thereafter, as specified in the applicable Borrowing Request or Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Borrowing consisting of Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.

“Inventory” means, individually and collectively, “Inventory”, as referred to in the Security Agreement.

“Inventory Buyback Reserve” means a reserve calculated by the Company and satisfactory to the Administrative Agent in its Permitted Discretion for repurchases of inventory to be made by Loan Parties.

“Inventory Reserves” shall mean reserves against Inventory equal to the sum of the following:

(a)           a reserve for shrink, or discrepancies that arise pertaining to inventory quantities on hand between a Borrower’s perpetual accounting system, and physical counts of the inventory which will be based on the applicable Loan Party’s historical practice and experience and in an amount acceptable to the Administrative Agent in its Permitted Discretion;

(b)           a reserve determined by the Company in accordance with GAAP and satisfactory to the Administrative Agent in its Permitted Discretion for Inventory that is discontinued, obsolete, slow-moving, unmerchantable, defective or unfit for sale;

(c)           a lower of the cost or market reserve for any differences between a Borrower’s  actual cost to produce versus its selling price to third parties; and

(d)           any other reserve as deemed appropriate by the Administrative Agent in its Permitted Discretion, from time to time.

“Investment” has the meaning set forth in Section 6.06.

“Issuing Lender” means JPMCB, The Bank of New York, Wells Fargo Bank, National Association and each other Lender designated by the Company as an “Issuing Lender” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as an issuer of one or more Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(j), in each case so long as such Person shall remain an Issuing Lender hereunder.  Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” has the meaning set forth in Section 5.13.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“LC Collateral Account” has the meaning set forth in Section 2.06(k).

“LC Commitment” means $150,000,000.

“LC Disbursement” means a payment made by any Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of any Borrower at such time; provided that, with respect to any component of any such amount in an Alternative Currency, such amount shall be the Dollar Equivalent thereof.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means (a) on the Effective Date, the Persons listed on Schedule 1.01A hereto and (b) thereafter, any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued or continued pursuant to this Agreement.

“Leverage Ratio” means, as of the last day of any Test Period of the Company, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for such period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, any Letters of Credit, any Designation Letters and the Collateral Documents.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guaranty” means Article IX of this Agreement.

“Loan Parties” means, individually and collectively, the Company, the other Borrowers, the Company’s Domestic Subsidiaries that are Guarantors and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their respective successors and assigns.

“Loans” means the loans and advances made by the Lenders to the Borrowers pursuant to this Agreement, including Swingline Loans and Protective Advances.

“Lock Box” means any “Lock Box” referred to in the Security Agreement.

“Lock Box Agreement” means any “Lock Box Agreement” referred to in the Security Agreement.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, condition, financial or otherwise, prospects or results of operations of the Company and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under this Agreement or any of the other Loan Documents to which it is a party, (c) the Collateral, the Administrative Agent’s Lien (for the benefit of the Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Lenders or any Issuing Lender under this Agreement or any of the other Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $35,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time.

“Mercury Facility” means a working capital facility designed to replace the existing receivables sale facility under the BAC Joint Venture and secured only by Mercury-Marine division receivables that are owed by Account Debtors that are organized under any applicable law of the United States, any state of the United States or the District of Columbia and related assets but no other assets.

“Minimum Availability Period” means (including by reference to the Levels described below), any period (a) commencing when Availability is less than:

Level 1:	the greater of $60,000,000 and 15% of the Total Commitments;

Level 2:	the greater of $80,000,000 and 20% of the Total Commitments; and

Level 3:	the greater of $100,000,000 and 25% of the Total Commitments.

for three consecutive Business Days (or immediately, in the case of Level 1) and (b) ending after Availability is greater than the amounts set forth above (with respect to the applicable Level) for 30 consecutive days.  For the avoidance of doubt, at any time that Availability is equal to or greater than the amounts set forth in Level 2 or Level 3 above, Availability shall also be deemed to be greater than the applicable Level(s) below such Level of Availability and each Minimum Availability Period Level shall include each lesser Level.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA which is contributed to by either the Company or an ERISA Affiliate.

“Net Orderly Liquidation Value” means, with respect to Inventory or equipment of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent in its Permitted Discretion by an appraiser acceptable to the Administrative Agent in its Permitted Discretion, net of all costs of liquidation thereof.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds and Cash Equivalents received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset (so long as such Lien is permitted hereunder) and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Non-Consenting Lender” has the meaning set forth in Section 10.02(d).

“Non-Material Subsidiary” means, at any date, any Subsidiary of the Company (other than a Subsidiary Borrower) that, together with its consolidated Subsidiaries, provides less than 5% of the consolidated revenues of, or holds less than 5% of the consolidated assets of, the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP; provided that, the aggregate revenues or assets of all Non-Material Subsidiaries, determined in accordance with GAAP, may not exceed 10% of consolidated revenues or consolidated assets, respectively, of the Company and its consolidated Subsidiaries, collectively, at any time (and the Company will designate in writing to the Administrative Agent from time to time the Subsidiaries which will cease to be treated as “Non-Material Subsidiaries” in order to comply with the foregoing limitation).

“Non-U.S. Lender” means any Lender or Issuing Lender that is not a “United States Person” as defined in Section 7701 of the Code.

“Not Otherwise Applied” means, with respect to any amount of the Available Amount that is proposed to be applied to a particular use or transaction, that such amount has not previously been (and is not simultaneously being) applied to anything other than that such particular use or transaction.

“Off-Balance Sheet Liability” of a Person means any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person.

“Other Taxes” means any and all present or future stamp, court or documentary Taxes or any other excise, property, intangible, recording, filing or similar Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery, performance or enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Participant” has the meaning set forth in Section 10.04(c).

“Participant Register” has the meaning set forth in Section 10.04(c).

“Patriot Act” has the meaning set forth in Section 10.16.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition by the Company or any Domestic Subsidiary, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided that:

(a)           such acquisition shall be consensual;

(b)           such acquisition shall be consummated in accordance with all Requirements of Law, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect;

(c)           in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such securities in the nature of directors’ qualifying shares) acquired or otherwise issued by such Person (or, in the case of an acquisition of a group of companies, the parent company of such group) or any newly formed Subsidiary of any Borrower in connection with such acquisition shall be directly and beneficially owned 100% by the Company or any Domestic Subsidiary; and

(d)           in the case of any acquisition in excess of $25,000,000 (whether paid in cash, securities, the assumption of debt or otherwise), the Company shall furnish to the Administrative Agent at least five Business Days prior to such proposed acquisition a certificate from a Financial Officer evidencing compliance with Section 6.06(k), together with such detailed information relating thereto as the Administrative Agent may reasonably request to demonstrate such compliance; and

provided further, that it is understood that to the extent the assets acquired are to be included in the Borrowing Base, due diligence in respect of such acquired assets satisfactory to the Administrative Agent, in its Permitted Discretion, shall have been completed prior to such inclusion.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a)    Liens imposed by law for Taxes, assessments or governmental charges or levies on property that are not yet due and payable or are being contested in compliance with Section 5.04;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, servicemen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c)    pledges and deposits (including letters of credit, surety bonds and other escrowed or trust holdings) made in the ordinary course of business in compliance with workers’ compensation laws, unemployment, general liability and other insurance, old age pensions and other social security or retirement benefits, or similar laws or regulations;

(d)    Liens incurred over cash deposits and other investments to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;

(f)    easements, zoning restrictions, rights-of-way and similar encumbrances or charges on real property imposed by law or arising in the ordinary course of business that do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary; and

(g)    bankers’ liens and rights of setoff arising by operation of law and contractual rights of setoff or any contractual Liens or netting rights, in each case, in favor of the relevant depository institutions in connection with any cash management services provided to the Company or any of its Subsidiaries in the ordinary course of business;

provided that the term “Permitted Encumbrance” shall not include any Lien securing Indebtedness.

“Permitted Foreign Acquisition” means any acquisition that would be a Permitted Acquisition if each reference to “Domestic Subsidiary” in the definition of Permitted Acquisition were replaced with a reference to “Foreign Subsidiary”.

“Permitted Foreign Sale and Leaseback Transactions” means sale and leaseback transactions with respect to the property or assets of Foreign Subsidiaries and Foreign Holdcos outside the United States of America.

“Permitted Foreign Securitization” means any of one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the obligations of which are non-recourse (except for Permitted Foreign Securitization Standard Undertakings) to the Company or any Subsidiary (other than any Permitted Foreign Securitization Subsidiary), pursuant to which the Company or any Subsidiary sells accounts, payment intangibles and related assets or interests therein in each case in respect of Foreign Receivables to either (a) a Person that is not a Subsidiary or (b) a Permitted Foreign Securitization Subsidiary that in turn sells its accounts, payment intangibles and related assets to a Person that is not a Subsidiary.

“Permitted Foreign Securitization Repurchase Obligation” means any obligation of the Company or any Subsidiary that is a seller of assets in a Permitted Foreign Securitization to repurchase the assets it sold thereunder as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Permitted Foreign Securitization Standard Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary that it has determined in good faith to be customary in financings similar to a Permitted Foreign Securitization, including, without limitation, those relating to the servicing of the assets of a Permitted Foreign Securitization Subsidiary, it being understood that any Permitted Foreign Securitization Repurchase Obligation shall be deemed to be a Permitted Foreign Securitization Standard Undertaking.

“Permitted Foreign Securitization Subsidiary” means any Subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Permitted Foreign Securitizations.

“Permitted Non-Cash Sales” has the meaning set forth in Section 6.04.

“Permitted Other Sale and Leaseback Transactions” means sale and leaseback transactions with respect to the Available Collateral.

“Permitted Refinancing Sale and Leaseback Transactions” means sale and leaseback transactions with respect to the Available Collateral, provided that all the proceeds of such transactions are applied immediately to redeem (or make subject to cash collateral or escrow arrangements satisfactory to the Administrative Agent pending the redemption of) the Existing 2011 Notes and pay any premiums and any fees and expenses incurred in connection with such redemption.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (as defined in Section 3(3) of ERISA), including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, except for any Multiemployer Plan.

“Pounds Sterling” means the lawful money of the United Kingdom.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party, other than dispositions described in 6.04(a), (b), (c), (d), (e) (with respect to Permitted Refinancing Sale and Leaseback Transactions only), (f), (h), (j), (k), (l) or (m);

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party with a fair value immediately prior to such event equal to or greater than $10,000,000; or

(c) the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.01A.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to any test hereunder in connection with any event, that such test shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) such event as if it happened on the first day of such period or (ii) the incurrence of any Indebtedness by the Company or any Subsidiary and any incurrence, repayment, issuance or redemption of other Indebtedness of the Company or any Subsidiary occurring at any time subsequent to the last day of the Test Period and on or prior to the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be, occurred on the first day of the Test Period (it being understood that, in connection with any such pro forma calculation prior to the delivery of financial statements for the first fiscal quarter ended after the Effective Date, such calculation shall be made in a manner satisfactory to the Administrative Agent in its Permitted Discretion).

“Projections” has the meaning set forth in Section 5.01(e).

“Protective Advance” has the meaning set forth in Section 2.04.

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“Register” has the meaning set forth in Section 10.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Jurisdiction” has the meaning set forth in Section 2.21(b)(ii).

“Rent Reserve” means with respect to any store, docking facility, bowling facility, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located and with respect to which no Collateral Access Agreement is in effect, a reserve equal to three months’ rent at such store, warehouse, cross-docking facility, distribution center, regional distribution center or depot.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of any Loan Party from information furnished by or on behalf of any Loan Party, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports shall be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders having Commitments representing more than 50% of the Total Commitment at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, “Required Lenders” means, Lenders having Credit Exposures representing more than 50% of the total Credit Exposures at such time.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means Rent Reserves, Inventory Buyback Reserves and any other reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, reserves for consignee's, warehousemen’s and bailee’s charges) with respect to the Collateral or any Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company, whether now or hereafter outstanding, or any option, warrant or other right to acquire any such Equity Interests in the Company; provided, however, that any payments or issuances pursuant to Section 6.05(g) or (h) or the 2005 Elective Deferred Incentive Compensation Plan shall not constitute Restricted Payments.

“Revolving”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SEC” means the United States Securities and Exchange Commission, together with any successor agency responsible for the administration and enforcement of the Securities Act of 1933, as amended from time to time, and the Exchange Act.

“Secured Obligations” means the Borrower Obligations and the Guaranteed Obligations.

“Secured Party” means any of the Agents, the Lenders (and, in the case of any Specified Swap or Banking Services Agreement, Affiliates of Lenders) and the Issuing Lenders, as well as any other holder of a Secured Obligation.

“Securities Account Control Agreement” means, individually and collectively, each "Securities Account Control Agreement" referred to in the Security Agreement.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties party thereto and the Administrative Agent, for the benefit of the Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document for the purpose of creating a Lien on the property of any Loan Party), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“Settlement” has the meaning set forth in Section 2.05(d).

“Settlement Date” has the meaning set forth in Section 2.05(d).

“Specified Accounts” means Accounts owing by Account Debtors identified to and approved by the Administrative Agent in its Permitted Discretion and which are not unpaid more than 35 days after the date of the original invoice therefor.

“Specified Change of Control” means a “Change of Control” (or other defined term having a similar purpose) as defined in the Existing Notes or in any document governing any refinancing thereof.

“Specified Swap or Banking Services Agreement” means a Swap Agreement or agreement with respect to Banking Services with respect to which at or prior to the time that such Swap Agreement is executed or such Banking Services are engaged, each of the Company and the Lender party thereto or its Affiliate (other than JPMCB or any of its Affiliates) shall have delivered a written notice to the Administrative Agent that such transaction has been or will be entered into and that the resulting Swap Obligation or Banking Services Obligation constitutes a Borrower Obligation entitled to the benefits of the Collateral Documents (it being understood that the Company may provide the Administrative Agent with a general, rather than transaction specific, notice to that effect); provided, however, that with respect to Banking Services or Swap Agreements in existence as of the Effective Date, such written notice may be delivered by the Company and the Lender party thereto or its Affiliate within 30 days of the Effective Date.

“Statutory Reserve Rate” means, for the Interest Period for any Eurocurrency Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of any Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.  Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Subsidiary Borrower” means (a) each wholly-owned Domestic Subsidiary of the Company that is listed under the caption “Subsidiary Borrowers” on the signature pages hereof and (b) each other wholly-owned Domestic Subsidiary of the Company that shall become a Subsidiary Borrower pursuant to Section 2.21, in each case so long as such Subsidiary shall remain a Subsidiary Borrower hereunder.

“Supermajority Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing at least 66 2/3% of the sum of the total Credit Exposure and unused Commitments at such time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMCB, in its capacity as the lender of Swingline Loans hereunder, and its successors and assigns in such capacity.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Syndication Agents” means, individually and collectively, JPMCB and The Royal Bank of Scotland PLC, in their capacity as Syndication Agents.

“2007 10-K” has the meaning set forth in Section 3.04(b).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions or withholdings, assessments, fees or other charges imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Termination Letter” has the meaning set forth in Section 2.21(c).

“Test Period” means the most recent period of four consecutive fiscal quarters of the Company ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been (or were required to be) delivered pursuant to Section 5.01(a) or 5.01(b), as applicable.

“3Q-2008 10-Q” has the meaning set forth in Section 3.04(b).

“Total Assets” means, at any date, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Company and the Subsidiaries.

“Total Commitment” means, at any time, the aggregate amount of the Commitments as in effect at such time.

“Transactions” means the execution, delivery and performance by the Company, each Subsidiary Borrower and each other Loan Party of this Agreement and the other Loan Documents, the creation of the Liens in the Collateral in favor of the Administrative Agent, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Trigger Date” means the date that the Administrative Agent shall have received and be satisfied in its Permitted Discretion with the Inventory appraisals, field exams and third party confirmatory collateral diligence reports in respect of Inventory specified by the Administrative Agent prior to the Effective Date and performed by the appraisers specified by the Administrative Agent prior to the Effective Date, which date is December 19, 2007.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any Guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17(f).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02    Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”), by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing” or “Borrowing of Revolving Loans”), by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing” or a “Eurocurrency Borrowing of Revolving Loans”).

SECTION 1.03    Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  References to the “date hereof” and similar locations shall mean the date of the amendment and restatement hereof.

SECTION 1.04    Accounting Terms; GAAP; Fiscal Year.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time;  provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or any change in the application of GAAP on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  In the event that historical accounting practices, systems or reserves relating to the components of the Borrowing Base are modified in a manner that is adverse to the Lenders in any material respect, the Borrowers will give the Administrative Agent prompt written notice thereof.  To enable the ready and consistent determination of compliance with the covenants set forth in Article VI, the Company will not change its fiscal year from a fiscal year consisting of four fiscal quarters ending on December 31, each fiscal quarter of which is comprised of three fiscal months consisting of a first fiscal month of four calendar weeks, a second fiscal month of four calendar weeks and a third fiscal month of five calendar weeks.

ARTICLE II

THE CREDITS

SECTION 2.01    The Commitments.

(a)    Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans in Dollars to the Company and the Subsidiary Borrowers from time to time during the Availability Period if after giving effect thereto:

(i)    such Lender’s Credit Exposure would not exceed such Lender’s Commitment; and

(ii)    the total Credit Exposures would not exceed the lesser of (x) the Total Commitment and (y) the Borrowing Base.

(b)    Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow its Revolving Loans.

SECTION 2.02    Loans and Borrowings.

(a)    Obligations of Lenders.  Each Revolving Loan to the Company or any Subsidiary Borrower shall be made as part of a Borrowing comprised of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments.  Each Protective Advance and Swingline Loan shall be made in accordance with Sections 2.04 and 2.05, respectively.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided  that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)    Type of Loans.  Subject to Section 2.14 each Revolving Borrowing by the Company or any Subsidiary Borrower shall be comprised entirely of ABR Loans or of Eurocurrency Loans denominated in Dollars as the relevant Borrower may request in accordance herewith.  Each Swingline Loan shall be an ABR Loan.  Each ABR Loan (whether a Revolving Loan or a Swingline Loan) shall be denominated in Dollars.

Each Lender at its option may make any Eurocurrency Loan by causing any U.S. or non-U.S. branch or any Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    Minimum Amounts; Limitation on Number of Borrowings.  Each Revolving Eurocurrency Borrowing shall be in an aggregate amount of $5,000,000 or a larger multiple of $1,000,000.  Each Revolving ABR Borrowing shall be in an aggregate amount equal to $2,500,000 or a larger multiple of $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f).  Each Swingline Loan shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $250,000.  Borrowings of more than one Class and Type may be outstanding at the same time; provided  that there shall not at any time be more than a total of ten Revolving Eurocurrency Borrowings outstanding.

(d)    Limitations on Interest Periods.  Notwithstanding any other provision of this Agreement, neither the Company nor any other Borrower shall be entitled to request (or to elect to convert to or continue as a Revolving Eurocurrency Borrowing) any Borrowing if the Interest Period requested therefor would end after the Commitment Termination Date.

SECTION 2.03    Requests for Revolving Borrowings.

(a)    Borrowing Requests.  To request a Revolving Borrowing, the Company (on behalf of itself or the relevant Borrower) or the relevant Borrower shall notify the Administrative Agent of such request by telephone:

(i)     in the case of a Revolving Eurocurrency Borrowing by the Company or any Subsidiary Borrower, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing; or

(ii)    in the case of an ABR Borrowing by the Company or any Subsidiary Borrower, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing.

Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile  to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Company (on behalf of itself or the relevant Borrower) or the relevant Borrower.

(b)    Content of Borrowing Requests.  Each telephonic and written Borrowing Request shall specify the following information in compliance with Sections 2.01 and 2.02:

(i)     the name of the relevant Borrower;

(ii)    the aggregate amount of the requested Borrowing;

(iii)   the date of such Borrowing (which shall be a Business Day);

(iv)   whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v)    in the case of a Revolving Eurocurrency Borrowing, the initial Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(vi)   the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

(c)    Notice by Administrative Agent; Determination of Lender Ratable Shares. Promptly following receipt of a Borrowing Request for a Borrowing by the Company or a Subsidiary Borrower in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d)    Failure to Elect.  With respect to any Borrowing Request in respect of a Revolving Borrowing by the Company or any Subsidiary Borrower:

(A) if no election as to the Type of such Revolving Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing; and

(B)    if no Interest Period is specified with respect to any requested Revolving Eurocurrency Borrowing,  the applicable Borrower shall be deemed to have requested an ABR Borrowing.

SECTION 2.04    Protective Advances.  (a)    Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make Loans to the Company, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Borrower Obligations, or (iii) to pay any other amount chargeable to or required to be paid by any of the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 10.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not (x) at any time exceed $20,000,000 or (y) when added to the total Credit Exposure, exceed the Total Commitment.  Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied.  The Protective Advances shall be secured by the Liens in favor of the Administrative Agent (for the benefit of the Secured Parties) in and to the Collateral and shall constitute Borrower Obligations hereunder.  All Protective Advances shall be ABR Borrowings.  The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.  At any time that the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance.  At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b)    Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage.  From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.05    Swingline Loans.

(a)           Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to any Borrower from time to time during the Availability Period if, after giving effect thereto:

(i) the aggregate principal amount of all outstanding Swingline Loans would not exceed $25,000,000; and

(ii) the sum of the total Credit Exposures would not exceed the lesser of (x) the Total Commitment and (y) the Borrowing Base;

provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b)    To request a Swingline Loan, the Company (on behalf of itself or, if applicable, the relevant Borrower) or the relevant Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify:

(i)     the name of the relevant Borrower;

(ii)    the date of the requested Swingline Loan (which shall be a Business Day);

(iii)   the amount of such Swingline Loan; and

(iv)   the location and number of such Borrower’s account to which funds are to be disbursed. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company or the relevant Borrower.  The Swingline Lender shall make each Swingline Loan available to the relevant Borrower in accordance with such request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f), by remittance to the relevant Issuing Lender) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)    The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the relevant Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the relevant Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the relevant Borrower of any default in the payment thereof.

(d)    The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis or on any earlier date that the Administrative Agent elects, by notifying the Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon New York City time on the date of such requested Settlement (the “Settlement Date”).  Each Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., New York City time, on such Settlement Date.  Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied.  Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Lenders, respectively.  If any such amount is not transferred to the Administrative Agent by any Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.

SECTION 2.06    Letters of Credit.

(a)    General.  Subject to the terms and conditions set forth herein, in addition to the Loans provided for herein, from time to time during the Availability Period, a Borrower may request any Issuing Lender to issue Letters of Credit denominated in Dollars or an Alternative Currency for the account of such Borrower.  Each Letter of Credit shall be in such form as shall be acceptable to the Administrative Agent and the relevant Issuing Lender in its reasonable determination.  Letters of Credit issued hereunder, including the Dollar Equivalent of Letters of Credit denominated in any Alternative Currency, shall constitute utilization of the Commitments.

(b)    Notice of Issuance, Amendment, Renewal or Extension.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Borrower shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Lender of such Letter of Credit) to such Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount and currency of such Letter of Credit, the name of the account party (which shall be a Borrower or a Subsidiary and a Borrower as co-applicants), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by such Issuing Lender, such Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, any Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c)    Limitations on Amounts.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the relevant Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed the LC Commitment, (ii) if denominated in any Alternative Currency, the aggregate LC Exposure in any Alternative Currency shall not exceed the Dollar Equivalent of $15,000,000, and (iii) the sum of the total Credit Exposures would not exceed the lesser of (x) the Borrowing Base and (y) the Total Commitment.

(d)    Expiration Date.  No Letter of Credit shall have a stated expiry date that is later than the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date) and (ii) the date that is five Business Days prior to the Commitment Termination Date.

(e)    Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by the Issuing Lender, and without any further action on the part of the Issuing Lender of such Letter of Credit or the Lenders, the Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from such Issuing Lender a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

In consideration and in furtherance of the foregoing, each relevant Lender hereby absolutely and unconditionally agrees, upon receipt of a notice as provided for in the final paragraph of Section 2.06(f), to pay to the Administrative Agent, for the account of the relevant Issuing Lender of each Letter of Credit such Lender’s Applicable Percentage of the amount of each LC Disbursement, or the Dollar Equivalent of the amount of each LC Disbursement made in an Alternative Currency, made by such Issuing Lender promptly upon the request of such Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the relevant Borrower or at any time after any reimbursement payment is required to be refunded to such Borrower for any reason.  Such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each such payment shall be made in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Lender the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the relevant Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to such Issuing Lender or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the relevant Borrower of its obligation to reimburse such LC Disbursement.

(f)    Reimbursement.  If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the relevant Borrower shall reimburse such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that the relevant Borrower receives notice that such LC Disbursement has been made, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the relevant Borrower receives such notice, if such notice is not received prior to such time; provided that the relevant Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.05 that such payment be financed with all or any portion of a Revolving ABR Borrowing or a Swingline Loan, as applicable, in an amount permitted under Section 2.02(c) (in the event that such LC Disbursement was made in an Alternative Currency, such Borrowing Request shall be for the Dollar Equivalent of the amount of such LC Disbursement) and, to the extent so financed, the relevant Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving ABR Borrowing or Swingline Loan (or the applicable portion thereof).  Each such payment shall be made to the Issuing Lender in the currency in which such Letter of Credit is denominated (except that, in the case of any Letter of Credit denominated in an Alternative Currency, in the event that such payment is not made to the Issuing Lender within three Business Days of the date of receipt by the relevant Borrower of such notice, upon notice by the Issuing Lender to the Borrower, such payment shall be made in Dollars, in an amount equal to the Dollar Equivalent of the amount of such payment) and in immediately available funds.  Any conversion by the Issuing Lender of any payment to be made by a Borrower in respect of any Letter of Credit denominated in an Alternative Currency into Dollars in accordance with this Section 2.06(f) shall be conclusive and binding upon such Borrower and the Lenders in the absence of manifest error; provided that upon the request of any Lender, the Issuing Lender shall provide to such Lender a certificate including reasonably detailed information as to the calculation of such conversion.  If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the applicable Issuing Lender or any Lender to any duty, charge or stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrower shall pay the amount of any such duty, charge or tax requested by the Administrative Agent, the relevant Issuing Lender or Lender.

If any Borrower fails to make payment when due in respect of any LC Disbursement relating to a Letter of Credit issued for its account, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from such Borrower and such Lender’s Applicable Percentage thereof.

(g)    Obligations Absolute.  Each Borrower’s obligations to reimburse LC Disbursements as provided in Section 2.06(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, (iv) at any time or from time to time, without notice to any Borrower or any other Person, the time for any performance of or compliance with any of such reimbursement obligations of any other Borrower shall be waived, extended or renewed, (v) any of such reimbursement obligations of any other Borrower shall be amended or otherwise modified in any respect, or the Guarantee of any of such reimbursement obligations or any security therefor shall be released, substituted or exchanged in whole or in part or otherwise dealt with, (vi) any lien or security interest granted to, or in favor of, the Administrative Agent or any of the Lenders as security for any of such reimbursement obligations shall fail to be perfected, (vii) the occurrence of any Default, (viii) the existence of any proceedings of the type described in Section 7(g) or (h) with respect to any other Loan Party, (ix) any lack of validity or enforceability of any of such reimbursement obligations against any other Loan Party, or (x) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of any Borrower hereunder.

Neither the Administrative Agent, the Lenders nor the Issuing Lenders, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Lender thereof or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender of such Letter of Credit; provided that the foregoing shall not be construed to excuse such Issuing Lender from liability to any Borrower or to any Lender which has funded its participation hereunder in such Letter of Credit to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Loan Parties and the Lenders to the extent permitted by applicable law) suffered by any Borrower or any such Lender, as the case may be, that are caused by such Issuing Lender’s failure to exercise the standard of care agreed hereunder to be applicable when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that such standard of care shall be as follows, and that such Issuing Lender shall be deemed to have exercised such standard of care in the absence of gross negligence or willful misconduct on its part (as determined by a court of competent jurisdiction by final and nonappealable judgment):

(i)    an Issuing Lender of a Letter of Credit may accept documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit; and

(ii)   an Issuing Lender of a Letter of Credit shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)    Disbursement Procedures.  Upon presentation of documents with respect to a demand for payment under a Letter of Credit, each Issuing Lender in respect of such Letter of Credit shall (i) promptly notify the Administrative Agent, the Company and (if different) the relevant Borrower by telephone (confirmed by facsimile) of such demand for payment, (ii) promptly following its receipt of such documents, examine all documents purporting to represent a demand for payment under a Letter of Credit and (iii) promptly after such examination notify the Administrative Agent, the Company and (if different) the relevant Borrower by telephone (confirmed by facsimile) whether the Issuing Lender has made or will make an LC Disbursement under such Letter of Credit; provided that any failure to give or delay in giving any such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Lender and the Lenders with respect to any such LC Disbursement.

(i)    Interim Interest.  If any Issuing Lender shall make any LC Disbursement, then, unless the relevant Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to, but excluding, the date that such Borrower reimburses such LC Disbursement, (i) in the case of LC Disbursements made in Dollars, at the rate per annum then applicable to Revolving ABR Loans and (ii) in the case of LC Disbursements made in an Alternative Currency, at the overnight London interbank offered rate for the relevant Alternative Currency determined by the Administrative Agent in good faith plus the rate per annum then applicable to Eurocurrency Borrowings; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.06(f), then Section 2.13(c) shall apply.  In the case of LC Disbursements made in an Alternative Currency, the amount of interest due with respect thereto shall be payable in the applicable Alternative Currency; provided that, if the Borrower’s payment obligation with respect to a LC Disbursement made in an Alternative Currency has been converted pursuant to Section 2.06(f) into an obligation to pay the Dollar Equivalent of such amount, then interest payable thereon shall be payable in Dollars in the amount equal to the Dollar Equivalent thereof.  Interest accrued pursuant to this paragraph shall be for the account of such Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.06(e) to reimburse such Issuing Lender shall be for the account of such Lender to the extent of such payment.

(j)    Additional Issuing Lenders; Termination of Issuing Lenders.  An Issuing Lender may be added, or an existing Issuing Lender may be terminated, under this Agreement at any time by written agreement between the Company, the Administrative Agent and the relevant Issuing Lender.  The Administrative Agent shall notify the Lenders of any such addition or termination.  At the time any such termination shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the Issuing Lender being terminated pursuant to Section 2.12(b)(i).  From and after the effective date of any such addition, the new Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter.  References herein to the term “Issuing Lender” shall be deemed to refer to each new Issuing Lender or to any previous Issuing Lender, or to such new Issuing Lender and all previous Issuing Lenders, as the context shall require.  After the termination of an Issuing Lender hereunder, the terminated Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to any outstanding Letters of Credit issued by it prior to such termination, but shall not be required to issue any new Letters of Credit or to renew or extend any such outstanding Letters of Credit.

(k)    Cash Collateralization.  If either (i) an Event of Default shall have occurred and be continuing and the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or (ii) any of the other provisions of this Agreement require cash collateralization, the Company shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent, which account may be a “securities account” (within the meaning of Section 8-501 of the Uniform Commercial Code as in effect in the State of New York), in the name of the Administrative Agent and for the benefit of the Secured Parties (the “LC Collateral Account”), an amount in immediately available funds in Dollars equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such amount shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in clause (h) or (i) of Article VII; provided, further, that the portions of such amount attributable to undrawn Letters of Credit issued in an Alternative Currency shall be deposited in the relevant Alternative Currency.  Such deposits shall be held by the Administrative Agent as collateral for the LC Exposure under this Agreement and for the payment and performance of the Secured Obligations, and for this purpose the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account, the LC Collateral Account shall be subject to a Deposit Account Control Agreement, as applicable, and each Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Secured Parties in the LC Collateral Account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent (in accordance with its usual and customary practices for investments of this type) and at the Borrower’s risk and reasonable expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account.  Moneys and financial assets in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the applicable Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing more than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations.  The Administrative Agent shall cause all such cash collateral (to the extent not applied as aforesaid) to be returned to the Company within three Business Days after (A) in the case of clause (i) above, the applicable Event of Default shall have been cured or waived (so long as no other Event of Default has occurred and is continuing at such time) or (B) in the case of clause (ii) above, such cash collateral shall no longer be required pursuant to the applicable provision hereof.

(l)    Existing Letters of Credit.  Each of the letters of credit listed on Schedule 2.06(l) shall automatically, and without any action on the part of any Person, be deemed a Letter of Credit issued and continued hereunder as of the Effective Date.

(m)    Dollar Equivalent Determination.  The Administrative Agent shall determine the Dollar Equivalent of the LC Exposure with respect to Letters of Credit denominated in an Alternative Currency as of the end of each fiscal quarter of the relevant Borrower.  If after giving effect to any such determination of the Dollar Equivalent of such LC Exposure, the LC Exposure exceeds 105% of the LC Commitment, the Borrower shall, within five Business Days of receipt of notice thereof from the Administrative Agent setting forth such calculation in reasonable detail, deposit cash collateral in the LC Collateral Account pursuant to Section 2.06 in an amount equal to such excess.

(n)    Reporting.  Unless otherwise requested by the Administrative Agent, each Issuing Lender shall (i) provide to the Administrative Agent copies of any notice received from any Borrower pursuant to Section 2.06(b) no later than the Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on the first Business Day of each week, the activity for each day during the immediately preceding week in respect of Letters of Credit issued by it, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (B) on or prior to each Business Day on which such Issuing Lender expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, whether such Letter of Credit is a trade, financial or performance Letter of Credit, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof changed), and no Issuing Lender shall be permitted to issue, amend, renew or extend such Letter of Credit without first obtaining written confirmation from the Administrative Agent that such issuance, amendment, renewal or extension is then permitted by the terms of this Agreement, (C) on each Business Day on which such Issuing Lender makes any LC Disbursement, the date of such LC Disbursement and the amount and currency of such LC Disbursement and (D) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

SECTION 2.07    Funding of Borrowings.

(a)    Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided  that Swingline Loans shall be made available as provided in Section 2.05.  The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower designated by such Borrower in the applicable Borrowing Request; provided that (i) Revolving ABR Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f) shall be remitted by the Administrative Agent to the relevant Issuing Lender and (ii) a Protective Advance shall be retained by the Administrative Agent.

(b)    Presumption by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the relevant Lender and the Borrowers agree (jointly and severally with each other Borrower, but severally and not jointly with the applicable Lenders) to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  With respect to any share of a Borrowing not made available by a Lender as contemplated above, if such Lender subsequently pays its share of such Borrowing to the Administrative Agent, then the Administrative Agent shall promptly repay any corresponding amount paid by the relevant Borrower to the Administrative Agent as provided in this paragraph (including interest thereon to the extent received by the Administrative Agent); provided that such repayment to such Borrower shall not operate as a waiver or any abandonment of any rights or remedies of such Borrower with respect to such Lender.

SECTION 2.08    Interest Elections.

(a)    Elections by the Borrowers for Revolving Borrowings.  The Loans constituting each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Revolving Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the relevant Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Revolving Eurocurrency Borrowing, may elect the Interest Period therefor, all as provided in this Section.  A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the relevant Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b)    Notice of Elections.  To make an election pursuant to this Section, the Company (on behalf of itself or the relevant Borrower) or the relevant Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company (on behalf of itself or the relevant Borrower) or the relevant Borrower.

(c)    Content of Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)     the Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)   whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)   if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have requested an ABR Borrowing.

(d)    Notice by the Administrative Agent to the Lenders.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    Failure to Elect; Events of Default.  If the Company or the relevant Subsidiary Borrower fails to deliver a timely and complete Interest Election Request with respect to a Revolving Eurocurrency Borrowing by a Borrower prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company and the relevant Borrower, then, so long as an Event of Default is continuing (A) no outstanding Revolving Borrowing may be converted to or continued as a Revolving Eurocurrency Borrowing and (B) unless repaid, each Revolving Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09    Termination and Reduction of the Commitments.

(a)    Scheduled Termination.  Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.

(b)    Voluntary Termination or Reduction.  The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is $25,000,000 or a larger multiple of $5,000,000; and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the sum of the Credit Exposures would exceed the lesser of (x) the Total Commitment and (y) the Borrowing Base.

(c)    Notice of Voluntary Termination or Reduction.  The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)    Effect of Termination or Reduction.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10    Repayment of Loans; Evidence of Debt.

(a)    Repayment.

(i)    The Borrowers hereby unconditionally promise to pay to the Administrative Agent (i) for the account of the Lenders the outstanding principal amount of the Revolving Loans on the Commitment Termination Date and (ii) the then unpaid amount of each Protective Advance on the earlier of the Commitment Termination Date and demand by the Administrative Agent.

(ii)    Each Borrower hereby unconditionally promises to pay to the Swingline Lender the outstanding amount of each Swingline Loan made to such Borrower on the earlier of the Commitment Termination Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made to the Company or any Subsidiary Borrower, the Company or such Subsidiary Borrower, as applicable, shall repay all Swingline Loans made to it then outstanding.

(b)    Cash Dominion.  During any Cash Dominion Period, on each Business Day, the Administrative Agent shall apply all funds credited to any applicable Collection Account as of 10:00 a.m., New York City time, on such Business Day (whether or not immediately available) first to prepay any Protective Advances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) (without a corresponding reduction in Commitments) and to cash collateralize outstanding LC Exposure.

(c)    Maintenance of Records by Lenders.  Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender to such Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)    Maintenance of Records by the Administrative Agent.  The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the relevant Lenders and each such Lender’s share thereof.

(e)    Effect of Entries.  The entries made in the records maintained pursuant to paragraph (c) or (d)  of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the relevant Borrower to repay the Loans made to such Borrower in accordance with the terms of this Agreement.

(f)    Promissory Notes.  Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note.  In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent.  Thereafter, the Loans to such Borrower evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to such payee and its registered assigns.

SECTION 2.11     Prepayment of Loans.

(a)    Optional Prepayments.  Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b)    Mandatory Prepayments.

(i)    In the event and on such occasion that:

(A) the Credit Exposure of any Lender exceeds such Lender’s Commitment; or

(B) the sum of the total Credit Exposures (including the Dollar Equivalent of any LC Exposure with respect to a Letter of Credit denominated in an Alternative Currency) exceeds the lesser of (x) Total Commitment or (y) the Borrowing Base;

the Borrowers shall promptly prepay the Revolving Loans and/or Swingline Loans in an aggregate amount equal to such excess; provided that if the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding is less than the amount of such excess (because LC Exposure constitutes a portion thereof), the Borrowers shall, to the extent of the balance of such excess, deposit an amount in cash in the LC Collateral Account.  If the Borrowers are required to provide (and have provided the required amount of) cash collateral pursuant to this Section 2.11(b) and such excess is subsequently reduced, cash collateral in an amount equal to the lesser of (x) any such reduction and (b) the amount of such cash collateral (to the extent not applied as set forth in Section 2.06(k)) shall be returned to the Borrowers within two Business Days after any such reduction.

(ii)    Prepayment Event.  In the event and on each occasion that, during any Cash Dominion Period, any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Borrowers shall, immediately after such Net Proceeds are received by any Loan Party, prepay the Borrower Obligations as set forth in Section 2.11(c) below in an aggregate amount equal to 100% of such Net Proceeds.

(c)    All such amounts pursuant to Section 2.11(b) shall be applied to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Total Commitment and to cash collateralize outstanding LC Exposure.

(d)    Notices, Etc.  The Company shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder:

(i)    in the case of prepayment of a Revolving Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment;

(ii)    in the case of prepayment of an ABR Borrowing, not later than 9:00 a.m., New York City time, on the date of prepayment; or

(iii)    in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment.

Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and shall be made in the manner specified in Section 2.18(a).

SECTION 2.12    Fees.

(a)    Commitment Fee.  The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the Commitment Termination Date.  Accrued commitment fees shall be payable in arrears on the third Business Day of each calendar month and on the Commitment Termination Date, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    Letter of Credit Fees.  The Company agrees to pay to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate applicable to Eurocurrency Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure.

(i)    The relevant Borrower with respect to each Letter of Credit agrees to pay to the Issuing Lender of such Letter of Credit (A) a fronting fee, which shall accrue at a rate per annum equal to 0.25% of the average daily amount of the LC Exposure with respect to such Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which there ceases to be any such LC Exposure under such Letter of Credit and (B) such Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of such Letter of Credit or processing of drawings thereunder.

(ii)    Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the third Business Day of each calendar month following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to any Issuing Lender pursuant to clause (B) of paragraph (b)(i) above shall be payable at the times separately agreed upon between the Company or the relevant Borrower and such Issuing Lender or otherwise within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)    Administrative Agent Fees.  The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d)    Payment of Fees.  All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the relevant Issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13    Interest.

(a)    ABR Loans.  The Loans constituting each ABR Borrowing (including each Swingline Loan and each Protective Advance) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b)    Eurocurrency Loans.  The Loans comprising each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)    Default Interest.  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)    Payment of Interest.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided  that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving ABR Loan prior to the Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Revolving Eurocurrency Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e)    Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted Eurocurrency Rate or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14    Alternate Rate of Interest.  If prior to the commencement of any Interest Period for any Eurocurrency Borrowing:

(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate for such Interest Period; or

(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their respective Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or the continuation of any Revolving Borrowing as, a Revolving Eurocurrency Borrowing shall be ineffective and such Revolving Borrowing (unless prepaid) shall be continued as, or converted to, a Revolving ABR Borrowing and (ii) if any Borrowing Request requests a Revolving Eurocurrency Borrowing, such Borrowing shall be made as a Revolving ABR Borrowing.

SECTION 2.15    Increased Costs.

(a)    Increased Costs Generally.  If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate) or any Issuing Lender; or

(ii)    impose on any Lender or any Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or otherwise), then the Company will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements.  If any Lender or any Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c)    Certificates from Lenders.  A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests.  Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16    Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Revolving Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.11(d) and is revoked in accordance therewith) or (d) the assignment as a result of a request by the Company pursuant to Section 2.19(b) of any Revolving Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, then,  the Company shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted Eurocurrency Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an Affiliate of such Lender) for deposits denominated in Dollars from other banks in the eurocurrency market at the commencement of such period.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17    Taxes.

(a)    Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document (including, for these purposes, any such payment made by the Administrative Agent) shall be made free and clear of and without deduction or withholding for any Indemnified Taxes; provided that if any Indemnified Taxes are required to be withheld or deducted from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, a Lender (or with respect to a Lender treated as a partnership for U.S. federal income tax purposes its direct or indirect partners) or an Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)    Payment of Other Taxes.  In addition, the Loan Parties shall timely pay, or at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    Indemnification of the Administrative Agent and the Lenders.  Without duplication of the obligations of each Loan Party pursuant to Section 2.17(a) or (b), each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, in each case on or with respect to payments by or on account of any obligations of any Loan Party hereunder or under any other Loan Document.  A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender or an Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.

(d)    Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent for its own account, the account of the relevant Lender or the relevant Issuing Lender, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Indemnification of the Administrative Agent and the Loan Parties.  Each Lender and Issuing Lender shall, within 10 days after demand therefor, indemnify the Administrative Agent for the full amount of any Taxes and indemnify each Loan Party for the full amount of any Excluded Taxes, in each case, attributable to such Lender that are payable or paid by the Administrative Agent or such Loan Party, as the case may be, and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or any Loan Party shall be conclusive absent manifest error.

(f)    Non-U.S. Lenders.  Any Non-U.S. Lender that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the relevant Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Non-U.S. Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, in the case of any withholding tax other than U.S. federal withholding tax, the completion, execution and submission of such forms shall not be required if in the Non-U.S. Lender’s reasonable judgment such completion, execution or submission would subject such Non-U.S. Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Non-U.S. Lender.

Without limiting the generality of the foregoing, any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)     duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)    duly completed copies Foreign of Internal Revenue Service Form W-8ECI,

(iii)   in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the Form of Exhibit H to the effect that (i) such Non-U.S. Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, and (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and (ii) the interest payments in question are not effectively connected with the United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of  Internal Revenue Service Form W-8BEN,

(iv)   to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner, or

(v)    any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered by it expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

In the event the Administrative Agent, any Issuing Lender or any Lender shall become subject to Taxes because of its failure to deliver a form required under this Section, the Company (and, if applicable, the relevant Loan Party) shall take such steps as the Administrative Agent, such Issuing Lender or such Lender, as the case may be, shall reasonably request to assist it to recover such Taxes; provided that, in the reasonable judgment of the Company (or such Loan Party), such steps shall not subject the Company (or such Loan Party) to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Company (or such Loan Party) in any material respect.

(g)    Refunds.  If the Administrative Agent, a Lender or an Issuing Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent, such Lender or such Issuing Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Lender in the event the Administrative Agent, such Lender or such Issuing Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, any Lender or any Issuing Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(h)    Survival.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 2.18    Payments Generally; Allocation of Proceeds; Pro Rata Treatment; Sharing of Set-offs.

(a)    Payments by Loan Parties.  (i)  Each Loan Party shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.15, 2.16 or 2.17, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after 12:00 noon, New York City time on any such due date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to an Issuing Lender or the Swingline Lender as expressly provided herein and payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03, which shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.  At all times during a Cash Dominion Period, solely for purposes of determining the amount of Loans available for borrowing purposes, checks (in addition to immediately available funds applied pursuant to Section 2.10(b)) from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Borrower Obligations, on the Business Day after receipt, subject to actual collection.

(ii)           Prior to any repayment of any Borrowings hereunder (other than the repayment in full of all outstanding Borrowings on the scheduled date of such repayment), the Borrowers shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by facsimile) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment; provided that each repayment of Borrowings shall be applied to repay any outstanding ABR Borrowings before any other Borrowings.  If a Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid (in accordance with the immediately preceding sentence) or prepaid (in accordance with Section 2.11(d)), such payment shall be applied, first, to pay any outstanding ABR Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first).  Each repayment or prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in such Borrowing.

(iii)           All amounts owing under this Agreement are payable in Dollars, except as expressly provided for herein.

(b)    Any proceeds of Collateral or any other amounts received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as set forth herein), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account during a Cash Dominion Period (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and any Issuing Lender from the Borrowers (other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) or unreimbursed LC Disbursements ratably, sixth, to prepay principal on the Loans (other than the Protective Advances) and unreimbursed LC Disbursements ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services and Swap Obligations that are Secured Obligations, and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Company, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurocurrency Loan, except (x) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or (y) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)    Pro Rata Treatment.  Except to the extent otherwise provided herein:  (i) subject to Section 2.03(c), each Revolving Borrowing shall be made from the relevant Lenders, each payment of commitment fees under Section 2.12 shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.09 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) subject to Section 2.03(c), each Revolving Borrowing shall be allocated pro rata among the relevant Lenders to such Borrower according to the amounts of their respective Commitments (in the case of the making of Revolving Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Revolving Loans by a Borrower shall be made for the account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans made to such Borrower held by them; and (iv) each payment of interest on Revolving Loans by a Borrower shall be made for the account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d)    Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e)    Presumptions of Payment.  Unless the Administrative Agent shall have received notice from the Company or the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of a Lender or an Issuing Lender hereunder that the Company, such Borrower as the case may be, will not make such payment, the Administrative Agent may assume that the Company or such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lender or such Issuing Lender, as the case may be, the amount due.  In such event, if the Company or such Borrower has not in fact made such payment, then each of the relevant Lenders or the relevant Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f)    Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(e), 2.07(b) or 2.18(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office.  If any Lender or any Issuing Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender or any Issuing Lender pursuant to Section 2.17, then such Lender or such Issuing Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans, LC Disbursements or participations in LC Disbursements hereunder (as applicable) or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender or such Issuing Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender or such Issuing Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such Issuing Lender; provided that, upon any such change in any lending office or assignment, such Lender or such Issuing Lender shall provide or cause to be delivered to the Administrative Agent and the Company (and, if applicable, the relevant Subsidiary Borrower) the appropriate forms specified in and to the extent by Section 2.17.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any Issuing Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders or Issuing Lenders.  If any Lender or any Issuing Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender, any Issuing Lender or any Governmental Authority for the account of any Lender or any Issuing Lender pursuant to Section 2.17, then the Company may, at its sole expense and effort, require such Lender or such Issuing Lender or any Lender becomes a Defaulting Lender (each a “Departing Lender”), upon notice to such Departing Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender or another Issuing Lender, if a Lender or Issuing Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, each Issuing Lender and the Swingline Lender (which consent in each case shall not unreasonably be withheld), (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans, LC Disbursements and participations in LC Disbursements and Swingline Loans (as applicable), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the relevant Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or such Issuing Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.20    Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Borrower Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Borrower Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender.  The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds.  The provisions of this Section 2.20 shall survive the termination of this Agreement.

SECTION 2.21    Designation of Subsidiary Borrowers.

(a)    Designation of Subsidiary Borrowers.  Subject to the terms and conditions of this Section (including paragraph (b) of this Section), the Company may, at any time or from time to time upon not less than 20 Business Days’ notice to the Administrative Agent (or such other period which is acceptable to the Administrative Agent), request that a wholly-owned Domestic Subsidiary specified in such notice become a party to this Agreement as a Subsidiary Borrower; provided that each such designation shall be subject to the prior approval of the Administrative Agent (which approval shall not be unreasonably withheld).  The Administrative Agent shall upon receipt of such notice from the Company promptly notify each Lender of the Company’s designation.  Upon such approval and the satisfaction of the conditions specified in paragraph (b) of this Section, such Subsidiary shall become a party to this Agreement as a Subsidiary Borrower and entitled to borrow Loans on and subject to the terms and conditions of this Agreement, the Administrative Agent shall promptly notify the Lenders of such designation.

(b)    Conditions Precedent to Designation Effectiveness.  The designation by the Company of any wholly-owned Domestic Subsidiary as a Subsidiary Borrower hereunder shall not become effective until the date on which the Administrative Agent shall have received each of the following documents (each of which shall be in satisfactory to the Administrative Agent in form and substance):

(i)    Designation Letter.  A Designation Letter, duly completed and executed by the Company and the relevant Subsidiary, delivered to the Administrative Agent at least 5 Business Days before the date on which such Subsidiary is proposed to become a Subsidiary Borrower;

(ii)    Opinion of Counsel.  If requested by the Administrative Agent, a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the date of the related Designation Letter) of counsel to such Subsidiary satisfactory to the Administrative Agent in the jurisdiction in which such Subsidiary is organized (the “Relevant Jurisdiction”), (and the Company and such Subsidiary Borrower hereby and by delivery of such Designation Letter instruct such counsel to deliver such opinion to the Lenders and the Administrative Agent, if such opinion is so requested), as to such other matters as the Administrative Agent may reasonably request (which may include the due incorporation of such Subsidiary under the laws of the Relevant Jurisdiction, the due authorization, execution and delivery by such Subsidiary of such Designation Letter and of any Borrowings to be made by it hereunder, the obtaining of all licenses, approvals and consents of, and the making of all filings and registrations with, any applicable Governmental Authority required in connection therewith (or the absence of any thereof), and the legality, validity and binding effect and enforceability thereof);

(iii)   Corporate Documents.  Such documents and certificates as the Administrative Agent may reasonably request (including certified copies of the organizational documents of such Subsidiary and of resolutions of its board of directors authorizing such Subsidiary Borrower becoming a Borrower hereunder, and of all documents evidencing all other necessary corporate or other action required with respect to such Subsidiary Borrower becoming party to this Agreement);

(iv)   Other Documents.  Receipt of such other documents relating thereto as the Administrative Agent or its counsel may reasonably request, which may include other documents that are consistent with conditions for Subsidiary Borrowers set forth in Section 4.01.

(c)    Termination of Subsidiary Borrowers.  The Company may, at any time at which no Loans or any other amounts hereunder or under any other Loan Documents shall be outstanding to any Subsidiary Borrower, terminate such Subsidiary Borrower as a Borrower hereunder by delivering an executed notice thereof (each a “Termination Letter”), substantially in the form of Exhibit E, to the Administrative Agent.  Any Termination Letter furnished hereunder shall be effective upon receipt thereof by the Administrative Agent (which shall promptly so notify the relevant Lenders and Issuing Lenders (as applicable)) and all commitments of the relevant Lenders to make Loans to such Subsidiary Borrower and all of rights of such Subsidiary Borrower hereunder shall terminate and such Subsidiary Borrower shall immediately cease to be a Borrower hereunder.  Notwithstanding the foregoing, the delivery of a Termination Letter with respect to any Subsidiary Borrower shall not terminate (i) any obligation of such Subsidiary Borrower that remains unpaid at the time of such delivery (including any obligation arising thereafter in respect of such Subsidiary Borrower under Section 2.17) or (ii) the obligations of any other Loan Party under Article IX with respect to any such unpaid obligations.

SECTION 2.22    Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)  if any Swingline Exposure or LC Exposure exists, or any Protective Advance is outstanding, at the time a Lender is a Defaulting Lender, the Borrower shall within one Business Day following notice by the Administrative Agent (i) prepay such Swingline Exposure or, if agreed by the Swingline Lender, cash collateralize the Swingline Exposure of the Defaulting Lender on terms satisfactory to the Swingline Lender, (ii) cash collateralize such Defaulting Lender’s LC Exposure in accordance with the procedures set forth in Section 2.06(k) for so long as such LC Exposure is outstanding, and (iii) cash collateralize such Defaulting Lender’s Applicable Percentage of such Protective Advance; and

(b)  the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit unless it is satisfied that cash collateral will be provided by the Borrower in accordance with Section 2.22(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01    Organization; Powers.  Each of the Loan Parties and each of their Subsidiaries (other than Immaterial Subsidiaries) is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to carry on its business as now conducted.  Each of the Loan Parties and each of their Subsidiaries (other than Immaterial Subsidiaries) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to be so qualified or in good standing could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.02    Authorization; Enforceability.  The Transactions are within each Loan Party’s corporate, limited liability company or other like powers and have been duly authorized by all necessary corporate, limited liability company or other like action and, if required, by all necessary shareholder, member, partner or other like action.  The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.03    Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not (i) violate in any material respect any applicable law or regulation or any order of any Governmental Authority binding upon the Company or any of its Subsidiaries or (ii) violate the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Company, any Loan Party or any of their Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by any such Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except Liens pursuant to the Loan Documents.

SECTION 3.04    Financial Condition; No Material Adverse Change.

(a)    Financial Condition.  The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, shareholders’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2007, reported on by its independent public accountants and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2008, certified by its chief financial officer.  Except as set forth on Schedule 3.04, such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Company and its Subsidiaries as of such dates and for such periods in accordance with GAAP.  Except as set forth on Schedule 3.04, as of the Effective Date, neither the Company nor any of its Subsidiaries has any material Guarantee obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that in accordance with GAAP would be required to be disclosed in the most recent financial statements referred to in this paragraph but are not reflected in such financial statements.

(b)    No Material Adverse Effect.  Since December 31, 2007, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, except for matters disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “2007 10-K”), the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008 (the “3Q-2008 10-Q”) or the information materials previously made available to the Lenders titled “Credit Facility Amendment Request Lenders’ Call”, dated November 18, 2008.

SECTION 3.05    Properties.

(a)    Property Generally.  Each of the Loan Parties and their Subsidiaries has good and marketable title to, or valid leasehold interests in, all the real and personal property that is material to its business, free of all Liens other than Liens permitted by Section 6.02.

(b)    Intellectual Property.  Except where such failure would not reasonably be expected to have a Material Adverse Effect, each of the Loan Parties and their Subsidiaries owns, or is licensed to use, all trademarks, tradenames, domain names, copyrights, patents, technology, trade secrets, know-how and other intellectual property rights (“Intellectual Property”) material to the business of the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Liens permitted by Section 6.02(b), and the use thereof and the conduct of their business by each of the Loan Parties and their Subsidiaries does not infringe in any material respect upon the rights of any other Person.  Each such registration and application that is material to the conduct of the business of the Company and its Subsidiaries taken as a whole is subsisting, and has not expired or been abandoned or cancelled.

SECTION 3.06    Litigation and Environmental Matters.

(a)    Actions, Suits and Proceedings.  Except as disclosed in the 2007 10-K and the 3Q-2008 10-Q and in Schedule 3.06(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of any Loan Party, threatened against or affecting the Company or any of its Subsidiaries that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve this Agreement, any other Loan Document or the Transactions.

(b)    Environmental Matters.  Except as disclosed in the 2007 10-K and the 3Q-2008 10-Q and in Schedule 3.06(b), and except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, registration, exemption, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any pending or threatened claim with respect to any Environmental Liability and (iv) knows of any basis for any Environmental Liability.

SECTION 3.07    Investment Company Act.  Neither the Company nor any of its Subsidiaries is an “investment company” as defined in the Investment Company Act of 1940, as amended, or is subject to registration under that Act.

SECTION 3.08    Taxes.  Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it (including in its capacity as withholding agent), except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) where the failure to do so could not reasonably be expected to individually or in the aggregate result in a Material Adverse Effect.  No material Tax liens have been filed and no material claims are being asserted with respect to any Taxes.

SECTION 3.09    ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10    Disclosure.  Each Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that (a) with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and (b) it is understood and agreed that uncertainty is inherent in any forecasts or projections and no assurances can be given by the Company of the future achievement of such performance.

SECTION 3.11    Use of Credit.  Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

SECTION 3.12    Compliance with Laws and Agreements.  Each Loan Party and its Subsidiaries are in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.13    No Default.  No Default or Event of Default has occurred and is continuing.

SECTION 3.14    Solvency.  Immediately after the consummation of the Transactions to occur on the Effective Date and on the date of each Borrowing, (i) the fair value of the consolidated assets of the Company, at a fair valuation, exceeds its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the consolidated property of the Company is greater than the amount that is required to pay the probable liability of its consolidated debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company and the Loan Parties, on a consolidated basis, are able to pay their consolidated debts and other liabilities, subordinated, contingent or otherwise, as such debts and liabilities become due, absolute and matured; and (iv) the Company does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

SECTION 3.15    Security Interest in Collateral.

(a)    The Security Agreement shall be effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties (as defined in the Security Agreement) a valid and enforceable security interest in the Collateral (as defined therein) and the proceeds thereof and (i) when the Collateral (as described therein) constituting certificated securities (as defined in the Uniform Commercial Code (as defined in the Security Agreement)) is delivered to the Administrative Agent thereunder together with instruments of transfer duly endorsed in blank, the security interest of the Administrative Agent therein will constitute a perfected Lien on, and security interest in, all right, title and interest of the Grantors (as defined in the Security Agreement) in such Collateral, prior and superior in right to any other Person (subject only to Liens permitted under Section 6.02 which by operation of law or contract would have priority over the Liens securing the Secured Obligations hereunder) (it being understood that no representation is made under this clause (i) as to (A) any such Collateral that is subject to a Foreign Pledge Agreement or (B) the perfection or priority of any Lien to the extent that such perfection or priority is determined under the law of a jurisdiction outside the United States, which are covered by paragraph (b) below), and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule D to the Security Agreement, the security interest of the Administrative Agent will constitute a perfected Lien on and security interest in all right, title and interest of the Grantors (as defined in the Security Agreement) in the other Collateral (as described therein) and the proceeds thereof to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person (subject only to Liens permitted under Section 6.02 which by operation of law or contract would have priority over the Liens securing the Secured Obligations hereunder).

(b)    After taking the actions specified for perfection therein, each Foreign Pledge Agreement, when executed and delivered, will be effective under applicable law to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a valid and enforceable security interest in the Collateral subject thereto, and will constitute a perfected Lien on and security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person (subject only to Liens permitted under Section 6.02).

SECTION 3.16    Consideration.  Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.17    Capitalization and Subsidiaries.  Schedule 3.17 sets forth, as of the Effective Date, (a) a correct and complete list of the name and relationship to the Company of each and all of the Company’s Subsidiaries, (b) a true and complete listing of each class of authorized Equity Interests of each Borrower (other than the Company), of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable (to the extent such concepts are applicable), and owned beneficially and of record by the Persons identified on Schedule 3.17, and (c) the type of entity of the Company and each of its Subsidiaries.  All of the issued and outstanding Equity Interests owned by any Loan Party in its Subsidiaries has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non assessable.

SECTION 3.18    Insurance.  As of the Effective Date, the insurance required under Section 5.05 is in effect and all premiums in respect of such insurance have been paid.  The Borrowers believe that the insurance maintained by or on behalf of the Loan Parties and their Subsidiaries are adequate.

SECTION 3.19    Employment Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns, and no material unfair labor practice charges, against any Loan Party or its Subsidiaries pending or, to the knowledge of the Borrowers, threatened.  The terms and conditions of employment, hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in material violation of the Fair Labor Standards Act, or any other applicable federal, provincial, territorial, state, local or foreign law dealing with such matters.  All material payments due from any Loan Party or any of its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages, vacation pay and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.

SECTION 3.20    Regulation H.  No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

SECTION 3.21    Delivery of Certain Documentation.  As of the Effective Date, the Company has heretofore furnished to the Lenders complete and accurate copies of the BAC LLC Agreement, all other material documents relating to the BAC Joint Venture, and all material documents relating to other material floor plan financing and securitization programs, in each case, as amended as of the date hereof.  Each of the Administrative Agent and the Lenders acknowledges that it has been advised of the confidentiality requirements that apply under Article IX of the BAC LLC Agreement and agrees that it will comply in all respects therewith.

SECTION 3.22    Existing Notes Indenture.  As of the Effective Date, the basket contained in Section 5.05(b) of the Existing Notes Indenture is entirely unutilized.

ARTICLE IV

CONDITIONS

SECTION 4.01    Effective Date.  This Agreement shall become effective on the date (the “Effective Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)    Executed Counterparts.  The Administrative Agent (or its counsel) shall have received (i) from the Company, each direct and indirect Domestic Subsidiary of the Company (other than Immaterial Subsidiaries) and the Required Lenders (as defined in the Existing Credit Agreement) either (x) a counterpart of this Agreement signed on behalf of such party or (y) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies (which may include facsimile transmission of a signed signature page) of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender.

(b)    Opinion of Counsel to the Loan Parties.  The Administrative Agent (or its counsel) shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Cravath, Swaine & Moore LLP, counsel to the Loan Parties, substantially in the form of Exhibit C and such other counsel for the Loan Parties satisfactory to the Administrative Agent, and covering such other matters relating to the Loan Parties, this Agreement or the Transactions as the Administrative Agent shall reasonably request (and the Company hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent), in each case in form and substance reasonably acceptable to the Administrative Agent and its counsel.

(c)    Financial Projections.  The Administrative Agent shall have received satisfactory (i) quarterly projections through 2009, (ii) annual projections from 2010 through 2012 and (iii) a consolidated thirteen-week cash flow forecast of the Company and its Subsidiaries.

(d)   Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers or managers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(e)    No Default Certificate.  The Administrative Agent shall have received a certificate, signed by a Financial Officer and dated the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.

(f)    Fees.  The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date.

(g)   Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in the jurisdictions of organization of the Loan Parties, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or to be discharged pursuant to documentation satisfactory to the Administrative Agent.

(h)   Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02 which by operation of law or contract would have priority over the Liens securing the Secured Obligations hereunder), shall be in proper form for filing, registration or recordation or the Administrative Agent shall be satisfied with arrangements in respect thereof.

(i)    Pledged Stock; Stock Powers; Pledged Notes.  The Administrative Agent shall have received (i) the certificates representing the shares of Equity Interests of Domestic Subsidiaries pledged pursuant to the Security Agreement as of the Effective Date, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement that is required to be delivered to the Administrative Agent pursuant to the Security Agreement as of the Effective Date endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j)    Control Agreements.  The Administrative Agent shall have received each Deposit Account Control Agreement required to be provided pursuant to Section 7.1 of the Security Agreement; provided that to the extent such agreements are not provided on the Effective Date, such agreements shall be provided to the Administrative Agent within 60 days, or such other period as shall be acceptable to the Administrative Agent in its sole discretion, of the Effective Date.

(k)   Closing Availability.  On and as of the Effective Date, no Loans shall be outstanding hereunder.

(l)    Appraisals.  An appraiser satisfactory to the Administrative Agent shall have been engaged and shall have commenced an appraisal of the Loan Parties’ Inventory and the Administrative Agent shall be reasonably satisfied with the status thereof.

(m)          Field Examinations.  A field examination of the Accounts, Inventory, related working capital matters, financial information and, if requested by the Administrative Agent, the equipment of the Company and its Subsidiaries and of the related data processing and other systems shall have been commenced and the Administrative Agent shall be reasonably satisfied with the status thereof.

(n)   Governmental and Third-Party Approval.  All governmental and third-party approvals necessary in connection with the financing contemplated hereunder and the continuing operations of the Company and its Subsidiaries (including shareholder and lender approvals, if any) shall have been obtained and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose burdensome conditions on the financing contemplated hereby.

(o)   BAC LLC Agreement Amendment.  Brunswick Financial Services Corporation shall have entered into an amendment to or an agreement to amend the BAC LLC Agreement, on terms reasonably satisfactory to the Administrative Agent.

(p)   Legal and Regulatory Matters.  All legal (including tax implications) and regulatory matters shall be reasonably satisfactory to the Administrative Agent, including but not limited to compliance with all applicable requirements of Regulations U, T and X of the Board of Governors of the Federal Reserve System.

(q)   Subsidiary Borrowers.  The Administrative Agent shall have received, for each Subsidiary Borrower designated as a Subsidiary Borrower as of the Effective Date, such documents and certificates required to be delivered under Section 2.21 to the extent such other documents and certificates are not already being delivered hereunder.

(r)    Borrowing Base Documents.  The Administrative Agent shall have received (i) a Borrowing Base Certificate which calculates the Borrowing Base, and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request and (ii) all Borrowing Base Supporting Documentation, in each case for the month of October 2008.

(s)    Other Documents.  Each Lender shall have received, at least five Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities with respect to the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, that has been requested.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, which must occur on or prior to 3:00 p.m., New York City time, on December 19, 2008, and such notice shall be conclusive and binding.

SECTION 4.02    Each Credit Event.  The obligation of each Lender to make any Loan, and of the Issuing Lenders to issue, amend, renew or extend any Letter of Credit, is additionally subject to the satisfaction of the following conditions:

(a)    the representations and warranties of the Loan Parties set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit (or, if any such representation or warranty is expressly stated to have been made as of a specific earlier date, as of such specific date), as applicable;

(b)    at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing; and

(c)    at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the total Credit Exposures shall not exceed the lesser of (x) the Total Commitment or (y) the Borrowing Base then in effect.

The making of each Loan and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full in cash and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:

SECTION 5.01    Financial Statements; Borrowing Base and Other Information.  The Company will furnish to the Administrative Agent and each Lender:

(a)    as soon as available, but in any event within 75 days after the end of each fiscal year of the Company (or such lesser number of days within which the Company shall be required to file its Annual Report on Form 10-K for such fiscal year with the SEC), the audited consolidated balance sheet and related statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or such lesser number of days within which the Company shall be required to file its Quarterly Report on Form 10-Q for such fiscal quarter with the SEC), the consolidated balance sheet and related statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)    within the time specified for delivery of financial statements under clause (a) or (b) of this Section, (I) a certificate of a Financial Officer certifying, in the case of financial statements delivered pursuant to clause (b) above, (i) as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes, (ii) as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (iii) setting forth reasonably detailed calculations demonstrating compliance with (x) the last sentence of Section 6.10 and (y) Section 6.11 (to the extent applicable) and (II) if there shall have been any material change in GAAP or in the application thereof that applies to the Company or any Subsidiary since the date of the audited financial statements referred to in Section 3.04(a) (unless such change shall theretofore have been notified under this subclause (II)), a notification from a Financial Officer as to such change, specifying the effect of such change on the financial statements accompanying such notification;

(d)    concurrently with any delivery of financial statements under clause (a) of this Section, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default with respect to Section 6.11 (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)    as soon as available, but in any event not more than 30 days after the end of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement in form acceptable to the Administrative Agent) of the Company for each fiscal quarter of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(f)    from and after the Trigger Date, as soon as available, but in any event (A) for the month of November 2008, by January 9, 2009, and otherwise (B) within 15 Business Days of the end of each calendar month (or within three Business Days of the end of each week at any time that Availability is less than the greater of (x) 25% of the Total Commitments and (y) $100,000,000), a Borrowing Base Certificate which calculates the Borrowing Base, and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request; and the Equipment Component of the Borrowing Base shall be updated (i) from time to time upon receipt of periodic valuation updates received from the Administrative Agent’s asset valuation experts, or (ii) in the event that the aggregate value of such assets is otherwise impaired to the extent that the Net Orderly Liquidation Value of the equipment included in the Collateral would reasonably be expected to be less than 150% of the Equipment Component, as determined in the Administrative Agent's Permitted Discretion;

(g)    as soon as available but in any event within 15 Business Days of the end of each calendar month (or within three Business Days of the end of each week at any time during a Level 3 Minimum Availability Period) and at such other times as may be requested by the Administrative Agent, as of the period then ended, all Borrowing Base Supplemental Documentation;

(h)    promptly (i) after the filing thereof, copies of all periodic and other reports, periodic and other certifications of the chief executive officer and chief financial officer of the Company, registration statements and other publicly available materials filed by the Company or any of its Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange (other than any exhibits to any of the foregoing which are too voluminous to furnish and which are made available by the Company or any of its Subsidiaries on such Person’s website and any registration statement on Form S-8 or its equivalent) and (ii) after the distribution thereof, copies of all financial statements, reports, proxy statements and other materials distributed by the Company to its shareholders generally;

(i)    promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

(j)    promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the Loan Parties or any of the ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Parties and/or the ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrowers shall provide copies of such documents and notices promptly after receipt thereof; and

(k)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

Financial statements and other documents required to be delivered pursuant to clause (a), (b), (d) or (h) of this Section (to the extent any such financial statements or other documents are included in reports or other materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) the Company posts such financial statements or other documents, or provides a link thereto, on the Company’s website on the Internet or (ii) such financial statements or other documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such financial statements and other documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, as the case may be, and (ii) the Company shall notify the Administrative Agent of the posting of any such financial statements and other documents and provide to the Administrative Agent electronic versions (i.e., soft copies) thereof.

SECTION 5.02    Notices of Material Events.  The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)    the occurrence of any Default or Event of Default;

(b)    any actual knowledge of a Financial Officer of, or any receipt of any notice of, any governmental investigation or any litigation, arbitration or administrative proceeding commenced or, to the knowledge of a Financial Officer, threatened against any Loan Party or any of its Subsidiaries that (i) could reasonably be expected to result in damages in excess of $35,000,000, (ii) seeks injunctive relief, (iii) alleges criminal misconduct by any Loan Party or any of their Subsidiaries, (iv) contests any tax, fee, assessment, or other governmental charge in excess of $35,000,000, or (v) involves any material product recall;

(c)    any actual knowledge of a Financial Officer of any Lien (other than Permitted Encumbrances) or claim made or asserted against all or any material portion of the Collateral;

(d)    any actual knowledge of a Financial Officer of any loss, damage, or destruction to all or any material portion of the Collateral, whether or not covered by insurance;

(e)    any actual knowledge of a Financial Officer of the occurrence of any ERISA Event or breach of the representations and warranties in Section 3.09 that, alone or together with any other ERISA Events or breaches of such representations and warranties that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries, whether directly or by virtue of their affiliate with any ERISA Affiliate, in an aggregate amount exceeding $35,000,000;

(f)    any actual knowledge of a Financial Officer of any event, notice or circumstance or any correspondence with any Governmental Authority (including with respect to any release into the indoor or outdoor environment of any Hazardous Material that is required by any applicable Environmental Law to be reported to a Governmental Authority) which could reasonably be expected to lead to (i) any Environmental Liability in excess of $35,000,000, or (ii) any material adverse change in the matter set forth in Schedule 5.02(f);

(g)    any actual knowledge of a Financial Officer of any default notice received under or with respect to any leased location or public warehouse where Collateral is located that is material to the conduct of the business of the Company and its Subsidiaries taken as a whole (which shall be delivered within 5 Business Days after receipt thereof); and

(h)    any event or development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth in reasonable detail the nature of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03    Existence; Conduct of Business.  Each Loan Party will, and will cause each of its Subsidiaries to, other than in the case of any Immaterial Subsidiary, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and, except where any of the following could not reasonably be expected to result in a Material Adverse Effect, the rights, qualifications, licenses, permits, privileges, governmental authorizations, intellectual property rights and franchises used or useful in the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04    Taxes and Other Obligations.  Each Loan Party will, and will cause each of its Subsidiaries to, pay or discharge all Material Indebtedness and all other material liabilities, including Taxes before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment could not reasonably be expected to individually or in the aggregate result in a Material Adverse Effect.

SECTION 5.05    Maintenance of Properties; Insurance.  Each Loan Party will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b)  maintain with financially sound and reputable insurance companies having a financial strength rating of at least A- by A.M. Best Company (x) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (y) all insurance required pursuant to the Collateral Documents.  The Loan Parties will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained, which may be a Memorandum of Insurance.  The Loan Parties shall require all such policies to name the Administrative Agent (on behalf of the Agents, the Lenders and the Issuing Lenders) as additional insured or loss payee, as applicable.

SECTION 5.06    Books and Records; Inspection Rights.  Without limiting Sections 5.10 or 5.11 hereof, each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent or any Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested and all with a representative of the Company present.  The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ and their respective Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07    Compliance with Laws and Obligations.  (a)  Each Loan Party will, and will cause each of its Subsidiaries to, comply with all Requirements of Law applicable to it or its property and all Contractual Obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) The Loan Parties and each of their Subsidiaries shall, and shall take all reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors and invitees shall, (i) be at all times in compliance with all Environmental Laws and (ii) ensure that their assets and operations are in compliance with all Environmental Laws (including with respect to any Hazardous Materials that are discharged, emitted, released, generated, used, stored, managed, transported or otherwise dealt with).  For purposes of this Section 5.07(b), noncompliance with either of subclauses (i) and (ii) shall be deemed not to constitute a breach of this covenant if upon learning of any actual or alleged noncompliance, such Loan Party shall promptly undertake reasonable efforts to achieve compliance and provided that any failure to comply with any of the foregoing could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.08    Use of Proceeds and Letters of Credit.  The proceeds of the Loans will be used, and Letters of Credit will be issued, only for general corporate purposes of the Company and its Subsidiaries including acquisitions otherwise permitted hereunder.  No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X as in effect from time to time.

SECTION 5.09    Governmental Authorizations.  Each Loan Party will, and will cause each of its Subsidiaries to, promptly from time to time obtain or make and maintain in full force and effect all licenses, consents, authorizations and approvals of, and filings and registrations with, any Governmental Authority from time to time necessary under the laws of the jurisdiction in which each Loan Party is located for the making and performance by each such Loan Parties of the Loan Documents.

SECTION 5.10    Appraisals.  On no more than two occasions per calendar year, at the request of the Administrative Agent, the Loan Parties will provide the Administrative Agent with appraisals or updates thereof of their Inventory (and, if applicable, their Eligible Equipment) from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however that if an Event of Default has occurred and is continuing, there shall be no limitation on the number of such appraisals.  For purposes of this Section 5.10, it is understood and agreed that a single appraisal may consist of examinations conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets.  All such appraisals shall be at the sole expense of the Loan Parties.

SECTION 5.11    Field Examinations.  On no more than two occasions per calendar year, at the request of the Administrative Agent, the Loan Parties will permit, upon reasonable notice, the Administrative Agent to conduct a field examination to ensure the adequacy of Collateral included in the Borrowing Base and related reporting and control systems.  Notwithstanding the foregoing, in addition to the two semi-annual field examinations permitted above, in the event that, at any time after the Trigger Date, Availability is less than $100,000,000 for any period of 30 consecutive days in any calendar year, one additional field examination shall be permitted for such year; provided, however that if an Event of Default has occurred and is continuing, there shall be no limitation on the number or frequency of field examinations.  For purposes of this Section 5.11, it is understood and agreed that a single field examination may be conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets.  All such field examinations shall be at the sole expense of the Loan Parties.

SECTION 5.12    Casualty and Condemnation.  The Borrowers (a) will furnish to the Administrative Agent (for delivery to the Lenders) prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the net proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.13    Additional Collateral; Further Assurances.  (a)  Subject to applicable law, the Borrowers and each Subsidiary that is a Loan Party may at its election cause any of its Subsidiaries, and shall (within 30 days after such formation or acquisition, or determination that such Subsidiary is no longer an Immaterial Subsidiary, or such longer period as may be agreed to by the Administrative Agent) cause each of its Domestic Subsidiaries (other than Immaterial Subsidiaries) formed or acquired after the Effective Date or which ceases to be an Immaterial Subsidiary after the Effective Date, in accordance with the terms of this Agreement, to (A) become a Loan Party by executing the Joinder Agreement set forth as Exhibit G hereto (the “Joinder Agreement”) and (B) to execute and deliver such amendments, supplements or documents of accession to any Collateral Documents as the Administrative Agent deems necessary for such Subsidiary to grant to the Administrative Agent (for the benefit of the Secured Parties) a perfected first priority security interest in the Collateral described in such Collateral Document with respect to such Subsidiary, subject only to Liens permitted under Section 6.02.  Upon execution and delivery of such documents and agreements, each such Person (i) shall automatically become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Secured Parties), in any property of such Loan Party which constitutes Collateral.

(b)    The Borrowers and each Subsidiary that is a Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2) in each Foreign Subsidiary directly owned by a Borrower or any Domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the terms and conditions of the Loan Documents as the Administrative Agent shall reasonably request.

(c)    Without limiting the foregoing, each Loan Party will, and will cause each of its Subsidiaries to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.  In addition, each Loan Party will execute and deliver, or cause to be executed and delivered, to the Administrative Agent filings with any governmental recording or registration office in any jurisdiction required by the Administrative Agent, in the exercise of its Permitted Discretion, in order to perfect or protect the Liens of the Administrative Agent granted under any Collateral Document in any Intellectual Property.

(d)    If any material assets (including real estate) are acquired by the Borrowers or any Subsidiary that is a Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Administrative Agent for the benefit of the Secured Parties upon acquisition thereof), the Borrowers will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrowers, pursuant to the terms and conditions of the Loan Documents, will, subject to paragraph (e) below, cause such assets to be subjected to a first priority, perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties, subject only to Liens permitted under Section 6.02, pursuant to the terms and conditions of the Loan Documents and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (b) of this Section, all at the expense of the Loan Parties.

(e)    Notwithstanding any other provision of this Agreement or any Loan Document to the contrary, Excluded Property will be excluded from the requirements of paragraphs (a) through (d) above.  Without limiting the foregoing, (A) none of the following real estate shall be required to be made subject to a mortgage:  (1) real estate included in the Available Collateral, (2) real estate that is not owned by a Loan Party, (3) any property having a fair value less than $10,000,000 so long as the fair value of all property excluded pursuant to this clause (3) does not exceed $50,000,000 in the aggregate, and (4) real estate owned by the Company or by a Loan Party that is a "Restricted Subsidiary" under the Existing Notes Indenture; (B) no Foreign Pledge Agreement shall be required to be delivered except as agreed by the Company and the Administrative Agent in a letter agreement relating to post-closing collateral matters; and (C) no Loan Party shall be required to pledge any Equity Interest in Brunswick Financial Services Corporation and Brunswick Financial Services Corporation shall not be required to become a Loan Party.

SECTION 5.14    Deposit Accounts.  The Company shall determine the aggrregate balance of cash and Cash Equivalents of all Loan Parties in accounts not subject to Deposit Account Control Agreements, Securities Account Control Agreements or other appropriate control agreements in favor of the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent at each time when the Company determines account balances for purposes of Borrowing Base reporting, and if such aggregate balance shall at any time of determination exceed $20,000,000 the Company shall promptly eliminate such excess from such accounts or shall within 30 days enter into one or more Deposit Account Control Agreements, Securities Account Control Agreements or other appropriate control agreements in favor of the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent so that there shall not thereafter be any such excess.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full in cash and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

SECTION 6.01    Indebtedness; Preferred Stock

SECTION 6.01A         Indebtedness.  No Loan Party will, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness, except:

(a)    the Secured Obligations;

(b)    Indebtedness existing on the date hereof and set forth on Schedule 6.01A and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c)    Indebtedness of any Borrower to any Subsidiary or any other Borrower and of any Subsidiary to any Borrower or any other  Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Borrower or any Subsidiary that is a Loan Party shall be subject to Section 6.06 and (ii) Indebtedness of any Borrower to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated in bankruptcy to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent (it being understood that the Company shall have in place agreements for such subordination within 60 days, or such other period as shall be acceptable to the Administrative Agent in its sole discretion, of the Effective Date);

(d)    Guarantees by any Borrower of Indebtedness of any Subsidiary or any other Borrower and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01A, (ii) Guarantees by any Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.06 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Subsidiary if, and on the same terms as, the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e)    Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e), together with the aggregate amount of sale and leaseback transactions consummated pursuant to clause (i) of Section 6.07, shall not exceed $50,000,000 at any time outstanding;

(f)    Indebtedness which represents an extension, refinancing, replacement or renewal of any of the Indebtedness described in clauses (b),(e), (i), (j), (k), or (l) hereof; provided that, (i) the principal amount of such Indebtedness is not increased (except to the extent used to finance accrued interest and premium (including tender or makewhole premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party or any of their respective Subsidiaries or, if the original Indebtedness was unsecured, then the refinancing, renewal or extension Indebtedness shall be unsecured (other than with Available Collateral), (iii) no Loan Party or Subsidiary of any Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing, or renewal (taken as a whole) are not more restrictive, taken as a whole, than the terms of this Agreement and (vi) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(g)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h)    Indebtedness of any Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i)    Indebtedness of the Company, any other Loan Party or any other Subsidiary that owns Available Collateral incurred to refinance the Existing 2011 Notes; provided that the aggregate principal amount of Indebtedness permitted by this clause (i) shall not exceed the outstanding principal amount of the Existing 2011 Notes plus any accrued interest and premiums and any underwriting discounts, defeasance costs, fees, commissions and expenses reasonably incurred in connection with the refinancing; provided further that immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing;

(j)    (i) unsecured subordinated Indebtedness of the Company having no scheduled principal payments or prepayments prior to the Commitment Termination Date; provided that both immediately before and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing; and (ii) other unsecured Indebtedness of the Company (including preferred Equity Interests) having no scheduled principal payments or prepayments prior to the Commitment Termination Date; provided that both immediately before and immediately after giving pro forma effect thereto, (A) no Default or Event of Default shall have occurred and be continuing, (B) the Fixed Charge Coverage Ratio for the Test Period in effect at the time of the incurrence of such Indebtedness shall be at least 1.25 to 1.00 and (C) after giving effect to the application of the proceeds thereof, no Level 3 Minimum Availability Period shall be in effect; provided further the aggregate principal amount of Indebtedness permitted by this paragraph (j), together with the liquidation value of all preferred Equity Interests (excluding the liquidation value of any preferred Equity Interests issued as pay-in-kind dividends or distributions) of the Company issued pursuant to Section 6.10B after the Effective Date, shall not exceed $250,000,000 at any time outstanding;

(k)    Indebtedness of Foreign Subsidiaries or of Foreign Holdcos and unsecured Guarantees of such Indebtedness by the Company; provided that the aggregate principal amount of Indebtedness permitted by this paragraph (k), together with the aggregate amount of sale and leaseback transactions consummated pursuant to clause (iv) of Section 6.07, shall not exceed $100,000,000 at any time outstanding;

(l)    Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (l) shall not exceed $35,000,000 at any time outstanding;

(m)    Indebtedness arising out of Capital Leases incurred in connection with sale and leaseback transactions permitted by Section 6.07;

(n)    Indebtedness arising in respect of the Mercury Facility which shall not exceed $150,000,000 in aggregate principal amount at any time outstanding;

(o)    Indebtedness of the Company, any other Loan Party or any other Subsidiary that owns Available Collateral that is secured by Available Collateral; provided that the aggregate principal amount of the Indebtedness incurred pursuant to this paragraph (o), together with the aggregate amount of sale and leaseback transactions consummated pursuant to clause (iii) of Section 6.07, shall not to exceed $70,000,000 at any time outstanding;

(p)    Indebtedness arising out of customer deposits in the ordinary course of business;

(q)    Indebtedness with respect to surety bonds and similar arrangements incurred in the ordinary course of business;

(r)    Indebtedness arising in connection with any Permitted Foreign Securitization;

(s)    Indebtedness of the Company incurred in connection with insurance premium financing arrangements not to exceed $10,000,000 in the aggregate at any time outstanding; and

(t)    other Indebtedness not to exceed $10,000,000 at any time outstanding.

SECTION 6.01B    Preferred Stock.  The Company will not issue any preferred Equity Interests, except preferred Equity Interests the liquidation value of which (excluding the liquidation value of any preferred Equity Interests issued as pay-in-kind dividends or distributions), together with the aggregate principal amount of Indebtedness incurred pursuant to Section 6.01A(j), shall not exceed $250,000,000 at any time outstanding, provided that both immediately before and immediately after giving pro forma effect to any such issuance of preferred Equity Interests, (A) no Default or Event of Default shall have occurred and be continuing, (B) the Fixed Charge Coverage Ratio for the Text Period in effect at the time of the issuance of such preferred Equity Interests shall be at least 1.25 to 1.00 and (C) after giving effect to the application of the proceeds thereof, no Level 3 Minimum Availability Period shall be in effect.

SECTION 6.02    Liens.  No Loan Party will, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof except:

(a)    Liens created pursuant to any Loan Document;

(b)    Permitted Encumbrances;

(c)    any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and listed in Schedule 6.02; provided that (i) no such Lien shall extend to any other property or asset of any Borrower or any Subsidiary and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that are permitted hereby;

(d)    Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01A(e), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary;

(e)    any Lien existing on any property or asset prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary or is merged or consolidated with any Borrower or any Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary or is so merged or consolidated securing Indebtedness permitted under Section 6.01A(l); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition, merger or consolidation or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that are permitted hereby;

(f)    interests of a lessor under any Capital Lease entered into in connection with sale and leaseback transactions permitted pursuant to Section 6.07;

(g)    Liens granted by a Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(h)    Liens on property or assets of Foreign Subsidiaries and Foreign Holdcos outside the United States of America and Liens on Foreign Receivables securing Indebtedness permitted by Section 6.01A(k);

(i)    Liens securing Indebtedness permitted by Section 6.01A(i); provided that such Liens are limited to (i) Liens on the Available Collateral and (ii) second priority Liens on the Collateral (subject to the delivery of an intercreditor agreement in form customary for financings of such type and otherwise satisfactory to the Administrative Agent in its Permitted Discretion); Liens securing Indebtedness permitted by Section 6.01A(o); provided that such Liens are limited to Liens on the Available Collateral; and Liens on cash and Cash Equivalents securing Indebtedness permitted by Section 6.01A(p) or (q);

(j)    Liens on Mercury-Marine division receivables that are owed by Account Debtors that are organized under any applicable law of the United States, any state of the United States or the District of Columbia and related assets securing the Mercury Facility;

(k)    Liens on Foreign Receivables and related assets arising in connection with any Permitted Foreign Securitization;

(l)    Liens consisting of rights of first refusal, put/sale options and other customary arrangements with respect to, and restrictions on, the sale, pledge or other transfer of Equity Interests in Persons in which not all the Equity Interests are owned by the Company and its Subsidiaries;

(m)    Liens arising from precautionary UCC financing statements or other Lien filings made in respect of any lease or other Disposition permitted by this Agreement;

(n)    Liens on rights in respect of insurance premiums paid on behalf of the Company securing Indebtedness permitted pursuant to Section 6.01A(s); and

(o)    other Liens securing obligations in an aggregate amount outstanding at any time not in excess of $10,000,000.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (i) Accounts, other than involuntary Permitted Encumbrances and those permitted under paragraph (a), (c), (e), (g), (h), (i), (j), (k) or (m), (ii) Inventory, other than involuntary Permitted Encumbrances and those permitted under paragraph (a), (c), (e), (g), (h), (i), (j), (k) or (m) above and (iii) assets (other than the Headquarters) to the extent such Liens would constitute a utilization of Section 5.05(b) of the Existing Notes Indenture, other than those permitted under paragraph (a) above.  Notwithstanding anything to the contrary contained in this Agreement or any Collateral Document (including any provision for, reference to, or acknowledgement of, any Lien), nothing herein and no approval by the Administrative Agent or the Lenders of any Lien (whether such approval is oral or in writing) shall be construed as or deemed to constitute a subordination by the Administrative Agent or the Lenders of any security interest or other right, interest or Lien in or to the Collateral or any part thereof in favor of any Lien or any holder of any Lien.

SECTION 6.03    Fundamental Changes.  (a)  No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Borrower (other than the Company) or any Subsidiary of a Borrower may merge into a Borrower in a transaction in which a Borrower is the surviving entity, (ii) any Loan Party (other than a Borrower) may merge into any Loan Party in a transaction in which the surviving entity is a Loan Party, (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders, (iv) any non-Loan Party may merge into, or consolidate with, a Loan Party in a transaction in which the surviving entity is a Loan Party and (v) any non-Loan Party may merge into, or consolidate with, another non-Loan Party; provided that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.06.

(b)    No Loan Party will, nor will it permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by any of the Borrowers and their Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04    Dispositions.  No Loan Party will, nor will it permit any of its Subsidiaries to, make any Disposition of its property, whether now owned or hereafter acquired (including receivables and leasehold interests and any Equity Interest owned by it), nor will any Loan Party permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary (other than to another Borrower or another Subsidiary in compliance with Section 6.05), except for:

(a)    sales, transfers and dispositions of inventory in the ordinary course of business;

(b)    Dispositions to any Borrower or any other Subsidiary, provided that any such Dispositions by a Loan Party to a Subsidiary that is not a Loan Party shall be deemed to be an Investment and shall be made in compliance with Section 6.06;

(c)    Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business and consistent with past practices;

(d)    Dispositions that are Investments permitted by Section 6.06;

(e)    sales to effect sale and leaseback transactions permitted by Section 6.07;

(f)    Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;

(g)    Dispositions of assets (other than Equity Interests in a Subsidiary of the Company unless all such Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section, provided that the fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (g) shall not exceed $360,000,000 in the aggregate, net of the aggregate fair market value of all assets of the Bowling & Billiards Division and the Fitness Division acquired after September 30, 2008, and, in any fiscal year, shall not exceed $120,000,000 in the aggregate, net of the aggregate fair market value of all assets of the Bowling & Billiards Division and the Fitness Division acquired after September 30, 2008; provided further that (i) no more than $37,000,000 in the aggregate of the assets of the Bowling & Billiards Division, net of the aggregate fair market value of all assets of the Bowling & Billiards Division acquired after September 30, 2008, may be sold, transferred or otherwise disposed of in reliance upon this paragraph (g), and (ii) and no more than $67,000,000 in the aggregate of the assets of the Fitness Division, net of the aggregate fair market value of all assets of the Fitness Division acquired after September 30, 2008, may be sold, transferred or otherwise disposed of in reliance upon this paragraph (g);

(h)    Restricted Payments permitted by Section 6.08;

(i)    Dispositions listed on Schedule 6.04;

(j)    Dispositions of cash and Cash Equivalents in the ordinary course of business or in connection with a transaction otherwise permitted under this Agreement;

(k)    Dispositions in connection with a Permitted Foreign Securitization;

(l)    Dispositions of receivables, leases and secured loans in the ordinary course of business and consistent with past practices in connection with customer finance programs; and

(m)    Dispositions of Inventory between or among any Borrower and any Subsidiary in the ordinary course of business and consistent with past practices;

provided that all Dispositions permitted hereby (other than those permitted by paragraphs (b) (to the extent the applicable transaction is solely among Loan Parties), and (f), (h) and (m) above) shall be made for fair value and (other than Permitted Non-Cash Sales and other than those permitted by paragraphs (b), (c), (d), (f), (h), (j) and (m) above) for at least 75% cash consideration.  “Permitted Non-Cash Sales” means Dispositions for less than 75% cash consideration that taken together include assets having a fair value (net of liabilities assumed by the purchasers in connection with such Dispositions) of not more than $25,000,000, it being understood that a Disposition shall be deemed to be for 75% cash consideration from and after the date on which the aggregate cash consideration realized in respect of such Disposition (whether through cash payments made in respect of notes taken as initial consideration or cash payments received in respect of a further Disposition of any initial consideration or otherwise) equals or exceeds 75% of the total consideration received in respect thereof.

SECTION 6.05    Transactions with Affiliates.  No Loan Party will, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions solely between or among any Borrower and any Subsidiary that is a Loan Party not involving any other Affiliate, (c) any loans, advances, Guarantees and other Investments permitted by Section 6.06(b), (c), (d), (f), (i) or (l), (d) any Indebtedness permitted under Section 6.01A(b), (c), (d) or, to the extent relating to the foregoing, (f), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.06, (g) the payment of reasonable fees to directors of any Borrower or any Subsidiary who are not employees of such Borrower or Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Subsidiaries in the ordinary course of business, (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options, equity incentive and stock ownership plans approved by a Borrower’s or Subsidiary’s board of directors and the 2005 Elective Deferred Incentive Compensation Plan, (i) transactions with the BAC Joint Venture consisting of (x) receivables securitizations entered into in the ordinary course of business and consistent with past practices (y) cash equity contributions by the Company and/or any Subsidiary to the BAC Joint Venture permitted by Section 6.06(n), (j) transactions arising in connection with any Permitted Foreign Securitization, and (k) sales of Inventory permitted by Section 6.04(m).

SECTION 6.06    Investments, Loans, Advances, Guarantees and Acquisitions.  No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances or extensions of credit to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise) (each such transaction, an “Investment”), except:

(a)    Cash Equivalents;

(b)    Investments in existence on the date of this Agreement and described on Schedule 6.06;

(c)    intercompany Investments (including intercompany Guarantees of Indebtedness) by the Company in any Subsidiary or by any Subsidiary in the Company or any other Subsidiary; provided that the aggregate amount of any Investments made after the Effective Date in reliance on this paragraph (c) by Loan Parties in Subsidiaries that are not Loan Parties (other than Investments arising as a result of cash management transactions in the ordinary course of business and consistent with past practices and Guarantees permitted under Section 6.01A(k)) shall not exceed $20,000,000 at any time outstanding plus, so long as both immediately before and immediately after giving pro forma effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Fixed Charge Coverage Ratio for the Test Period in effect at the time such Investment is to occur is at least 1.25 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time) and (iii) no Level 3 Minimum Availability Period shall be in effect, an amount not to exceed $20,000,000 at any time outstanding;

(d)    Guarantees constituting Indebtedness permitted by Section 6.01A; provided that the aggregate amount of any Guarantees incurred in reliance on this paragraph (d) by any Loan Party of any Indebtedness of Subsidiaries that are not Loan Parties shall not exceed $10,000,000;

(e)    loans or advances made by any Loan Party and the Subsidiaries to their employees on an arms’-length basis in the ordinary course of business and consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $10,000,000 in the aggregate at any time outstanding;

(f)    notes payable, or stock or other securities issued by Account Debtors to any Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts and other Investments arising in connection with the compromise, settlement or collection of accounts receivable, in each case in the ordinary course of business and consistent with past practices;

(g)    Investments in the form of Swap Agreements permitted by Section 6.12;

(h)    Investments of any Person existing at the time such Person becomes a Subsidiary of the Company or consolidates or merges with the Company or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(i)    Investments received in connection with the dispositions of assets permitted by Section 6.04;

(j)    Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances.”;

(k)    Permitted Acquisitions from and after the Trigger Date, so long as both immediately before and immediately after giving pro forma effect to such Permitted Acquisition, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Fixed Charge Coverage Ratio for the Test Period in effect at the time such Permitted Acquisition is to occur shall be at least 1.25 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time), and (iii) no Level 3 Minimum Availability Period shall be in effect;

(l)    Guarantees of the Company or any of its Subsidiaries of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(m)    other Investments not otherwise permitted by this Section 6.06 in an aggregate amount in any fiscal year not to exceed (x) when combined with Sections 6.08(a)(v) and 6.08(b)(vi), $5,000,000 plus (y) so long as both immediately before and immediately after giving pro forma effect to such Investment (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Leverage Ratio for the Test Period in effect at the time such Investment is to occur shall be less than or equal to 2.50 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time) and (iii) no Level 3 Minimum Availability Period shall be in effect, the Available Amount that is Not Otherwise Applied;

(n)    Investments in the BAC Joint Venture (A) existing on the Effective Date, and (B) made after the Effective Date pursuant to the BAC Joint Venture Obligations in accordance with the BAC LLC Agreement as in effect on the Effective Date (or as amended in accordance with Section 6.10); and Investments made in Brunswick Financial Services Corporation to the extent the proceeds thereof are applied to make any such Investment in the BAC Joint Venture;

(o)    (i) Investments in the joint ventures identified on Schedule 6.06(o) from and after the Trigger Date in an aggregate amount not to exceed $10,000,000 at any time outstanding; provided that immediately before and immediately after giving pro forma effect to such Investment, no Default or Event of Default shall have occurred and be continuing or would result therefrom; (ii) Investments from and after the Trigger Date to acquire minority interests in Foreign Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding; provided that immediately before and immediately after giving pro forma effect to such Investment, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and (iii) additional Investments in joint ventures and Permitted Foreign Acquisitions, in each case, from and after the Trigger Date so long as both immediately before and immediately after giving pro forma effect to such Investment or Permitted Foreign Acquisitions (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) the Fixed Charge Coverage Ratio for the Test Period in effect at the time of such Investment is to occur shall be at least 1.25 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time), (C) no Level 3 Minimum Availability Period shall be in Effect, and (D) the aggregate amount of all Investments permitted by this paragraph (o) shall not exceed $30,000,000;

(p)    Investments acquired as a result of the performance of Customer Finance Program Obligations and other Investments arising in connection with the compromise, settlement or collection of such Investments in the ordinary course of business and consistent with past practices; Investments consisting of Indebtedness of customers held pending Disposition pursuant to a customer finance program in the ordinary course of business and consistent with past practices; and Investments in an aggregate amount not to exceed $5,000,000 at any time outstanding of Blue Water Dealer Services, Inc. consisting of Indebtedness of retail customers held until funded by a retail finance lender;

(q)    Investments arising in connection with any Permitted Foreign Securitization;

(r)    Investments from and after the Trigger Date to acquire Bowling Assets in an aggregate amount not to exceed $20,000,000 at any time outstanding; provided that immediately before and immediately after giving pro forma effect to such Investment, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(s)    other Investments not otherwise permitted by this Section 6.06 in an aggregate amount not to exceed $25,000,000 at any time outstanding.

SECTION 6.07    Sale and Leaseback Transactions.  No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (i) any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 180 days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset, provided that the aggregate amount of sale and leaseback transactions consummated pursuant to this clause (i), together with the aggregate principal amount of Indebtedness incurred under Section 6.01A(e) at any time outstanding, shall not exceed $50,000,000, (ii) Permitted Refinancing Sale and Leaseback Transactions, (iii) Permitted Other Sale and Leaseback Transactions in an aggregate amount, together with the aggregate principal amount of Indebtedness incurred under Section 6.01A(o) at any time outstanding, not to exceed $70,000,000 and (iv) Permitted Foreign Sale and Leaseback Transactions in an aggregate amount, together with the aggregate principal amount of Indebtedness incurred under Section 6.01A(k) at any time outstanding, not to exceed $100,000,000.

SECTION 6.08    Restricted Payments; Certain Payments of Indebtedness.

(a)    No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) each Loan Party and its Subsidiaries may declare and pay dividends or other distributions with respect to its common Equity Interests payable solely in additional shares of its common Equity Interests, and, with respect to its preferred Equity Interests, payable solely in additional shares of such preferred Equity Interests or in shares of its common Equity Interests, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) the Company may make Restricted Payments, not exceeding $2,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and any of its Subsidiaries and for deceased and terminated employees and present and former directors (including their estates), (iv) the Company may declare and pay dividends with respect to any preferred Equity Interests issued pursuant to Section 6.01B and (v) the Company may make other Restricted Payments in an aggregate amount in any fiscal year not to exceed the sum of (x) when combined with Sections 6.06(m) and 6.08(b)(vi), $5,000,000 plus (y) so long as both immediately before and immediately after giving pro forma effect to such Restricted Payment (A) no Default or Event of Default shall have occurred and be continuing, (B) the Leverage Ratio for the Test Period in effect at the time such Restricted Payment is to occur shall be less than or equal to 2.50 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time) and (C) no Level 3 Minimum Availability Period shall be in effect, the Available Amount that is Not Otherwise Applied.

(b)    No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)    payment of Indebtedness created under the Loan Documents;

(ii)    payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii)     refinancings of Indebtedness to the extent permitted by Section 6.01A;

(iv)    payment of secured Indebtedness that becomes due as a result of the Disposition of the property or assets securing such Indebtedness;

(v)    payment of Indebtedness owed to the Company or any other Loan Party, payment of Indebtedness owed to any Subsidiary arising in respect of cash management transactions in the ordinary course of business and consistent with past practices, and payment of any Indebtedness owed to any Subsidiary that was originally incurred as a cash management transaction in the ordinary course of business and consistent with past practices;

(vi)    payment of Indebtedness under overdraft facilities and under short-term or demand credit facilities;

(vii)    other payments in respect of Indebtedness in an aggregate amount in any fiscal year not to exceed the sum of (x) when combined with Sections 6.06(m) and 6.08(a)(v), $5,000,000 plus (y) so long as both immediately before and immediately after giving pro forma effect to such payment (A) no Default or Event of Default shall have occurred and be continuing, (B) the Leverage Ratio for the Test Period in effect at the time such payment is to occur shall be less than or equal to 2.50 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time) and (C) no Level 3 Minimum Availability Period shall be in effect, the Available Amount that is Not Otherwise Applied; and

(viii)    repayments or repurchases of the Existing 2011 Notes if, on a Pro Forma Basis after giving effect to such repayment or repurchase (x) no Loans are outstanding, (y) the Company and the other Loan Parties have at least $50,000,000 of cash and Cash Equivalents on hand and (z) no Default or Event of Default shall have occurred and be continuing.

SECTION 6.09    Restrictive Agreements.  No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations, (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to, or other Investments in, any Borrower or any other Subsidiary or to Guarantee the Secured Obligations or (c) the ability of any Subsidiary to transfer any of its assets to the Borrowers or any other Subsidiary of the Borrowers; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.09 (or to any extension or renewal of, or any amendment or modification thereof, to the extent the scope of any such restriction or condition is not expanded in any material respect), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to (A) Indebtedness secured by, or sale and leaseback transactions in respect of, Available Collateral, provided such restrictions apply solely to the assets included in the Available Collateral and the Subsidiaries that own the Available Collateral, (B) any Permitted Foreign Securitization, provided such restrictions apply solely to the applicable Foreign Receivables and related assets, any applicable Permitted Foreign Securitization Subsidiary and the Subsidiaries that own such Foreign Receivables, or (C) any Indebtedness incurred under Section 6.01A(k), provided such restrictions apply solely to the applicable Foreign Subsidiary or Foreign Holdco and its Subsidiaries, (iv) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets to be sold and such sale is permitted hereunder, (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to (x) the Mercury Facility or any other secured Indebtedness or any sale and leaseback transaction permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or (y) any Indebtedness of any Foreign Subsidiary if such restrictions or conditions apply only to property or assets of Foreign Subsidiaries and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

SECTION 6.10    Amendment of Material Documents; Customer Finance Program Obligations.  No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness, the Existing Notes (including the Existing Notes Indenture), the BAC LLC Agreement or any Indebtedness permitted pursuant to Section 6.01A(i) or (j), or (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, in each case to the extent any such amendment, modification or waiver would be materially adverse to the Lenders.  For the avoidance of doubt, and without limitation, the following amendments, modifications or waivers of the BAC LLC Agreement shall be deemed not to be materially adverse to the Lenders:  (1) any increase in pricing, (2) any change of the term so long as the term continues to extend beyond the Commitment Termination Date, (3) any change in Customer Finance Program Obligations so long as at the time of such amendment, modification or waiver the aggregate amount of any incremental Customer Finance Program Obligations to be incurred as a result thereof would be permitted under the next succeeding sentence, and (4) any agreement to incur any Indebtedness, to provide any Lien or to make any Investment so long as at the time of such amendment, modification or waiver such Indebtedness, Lien or Investment would be permitted to be incurred under Section 6.01A, 6.02 or 6.04 respectively.  As at the last day of any fiscal quarter of the Company ending after the Effective Date, the aggregate amount of (A) Customer Finance Program Obligations that are inventory repurchase obligations shall not exceed the greater of (x) 25% of the aggregate outstanding amount as of such day of the dealer obligations in respect of products of the Company and its Subsidiaries financed though any customer finance program and (y) $235,000,000, and (B) Customer Finance Program Obligations that are recourse obligations shall not exceed the greater of (x) 40% of the aggregate outstanding amount as of such day of the dealer obligations in respect of products of the Company and its Subsidiaries financed though any customer finance program and (y) $130,000,000.

SECTION 6.11    Financial Covenants.

(a)    Minimum Fixed Charge Coverage Ratio.  On or after the Trigger Date, beginning upon the event that Availability is, for 5 consecutive Business Days, less than the greater of (x) 15% of the Total Commitments and (y) $60,000,000 (but beginning immediately in the event that Availability is less than the greater of (x) 12.5% of the Total Commitments and (y) $50,000,000), and ending after Availability is greater than such amounts for 30 consecutive days, the Loan Parties will not permit the Fixed Charge Coverage Ratio as at the last day of any Test Period (including the last Test Period prior to the commencement of such Minimum Availability Period for which financial statements for the quarter or fiscal year then ended have been (or were required to be) delivered pursuant to Section 5.01(a) or 5.01(b), as applicable) to be less than 1.10 to 1.00.

(b)    Minimum EBITDA.  At any time prior to the Trigger Date, beginning on the later of (x) January 15, 2009 and (y) the date Loans are first made, and ending on the Trigger Date, the Loan Parties will not permit Consolidated EBITDA as at the last day of each fiscal quarter of the Company ending after the Effective Date for the Test Period of the Company then ending to be less than $140,000,000.

SECTION 6.12    Swap Agreements. No Loan Party will, nor will it permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Subsidiary of the Company), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary.

SECTION 6.13    Changes in Fiscal Periods.  No Loan Party will, nor will it permit any of its Subsidiaries to, permit the fiscal year of any Loan Party to end on a day other than December 31 or change a Loan Party’s method of determining fiscal quarters.

SECTION 6.14    Lines of Business.  No Loan Party will, nor will it permit any of its Subsidiaries to, enter into any business, either directly or through any Subsidiary, except for those businesses in which the Loan Party and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)    any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days or more;

(c)    any representation or warranty made or deemed made by or on behalf of any Loan Party or any of their Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made or furnished;

(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 4.01(j), 5.02(a), 5.03 (with respect to any Loan Party’s existence) or 5.08 or Article VI, or, during a Cash Dominion Period, commit a material breach of any covenant, condition or agreement contained in Section 7.1 of the Security Agreement;

(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (c) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied (i) for a period of 5 or more days after notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01(f) or 5.01(g), (ii) for a period of 15 or more days after notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.10 or 5.11 or (iii) for a period of 30 or more days after notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement or any other Loan Document;

(f)    any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, or any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, liquidation, winding up, dissolution, reorganization, examination, suspension of general operations or other relief in respect of a Loan Party or any Subsidiary (other than any Non-Material Subsidiary) of a Loan Party or its debts, or of a substantial part of its assets, under any Insolvency Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary (other than any Non-Material Subsidiary) of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)    any Loan Party or any Subsidiary (other than any Non-Material Subsidiary) of any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Insolvency Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary (other than any Non-Material Subsidiary) of a Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)    any Loan Party or any Subsidiary (other than any Non-Material Subsidiary) of a Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)    one or more judgments for the payment of money in an aggregate amount in excess of $35,000,000 shall be rendered against any Loan Party or any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment;

(k)    (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan, (iii) the PBGC shall institute proceedings to terminate any Plan(s), (iv) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan, or (v) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)    a Change in Control shall occur;

(m)    the Loan Guaranty shall fail to remain in full force or effect with respect to any Guarantor or any action shall be taken by any Guarantor to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty with respect to any Guarantor, or any Guarantor shall deny that it has any further liability under the Loan Guaranty, or shall give notice to such effect, or shall contest the enforceability of the Loan Guaranty;

(n)    any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any material portion of the Collateral (in the reasonable determination of the Administrative Agent or the Required Lenders) purported to be covered thereby, except as permitted by the terms of the Loan Documents, or any material Collateral Document shall fail to remain in full force or effect or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of any material Collateral Document, except in each case for the failure or loss of perfection resulting from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests of Foreign Subsidiaries or from the failure of the Administrative Agent, through no fault of any Loan Party, to maintain possession of certificates delivered to it representing securities pledged under any Collateral Document;

(o)    any Loan Party or any Subsidiary of any Loan Party shall (i) be the subject of any proceeding or investigation pertaining to the release of any Hazardous Material into the indoor or outdoor environment, or (ii) violate any Environmental Law, which, in the case of any event described in clause (i) or clause (ii), has resulted in an Environmental Liability in an amount which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which Environmental Liability is not properly reserved against, paid, bonded or otherwise discharged within thirty (30) days or which is not being  reasonably contested in good faith; provided that, after taking into account any such reserve, or the terms of any such payment, bond or discharge, or the pendency of any such contestment, such Environmental Liability could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(p)    any of the Existing 2011 Notes shall remain outstanding (and not (i) defeased or (ii) otherwise subject to cash collateral or escrow arrangements satisfactory to the Administrative Agent) on December 31, 2010;

(q)    or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any Loan Document has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms; or

(r)    the termination or material modification of the financing under the BAC LLC Agreement (other than the receivables sale program of the United States Mercury-Marine division) or any other domestic floor plan financing which reduces the aggregate amount of available domestic floor plan financing if, at any time thereafter prior to the replacement of the applicable floor plan financing, (x) the Company and its Subsidiaries have domestic marine receivables in respect of the sale of finished boat product (other than parts) sold on terms longer than 45 days in an aggregate amount greater than $150,000,000 and (y) Availability is less than $100,000,000;

then, and in every such event (other than an event with respect to the Borrowers described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company (on behalf of itself and all other Loan Parties), take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; in case of any event with respect to the Borrowers described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.  Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the Uniform Commercial Code.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, invest in and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary of any Loan Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the adequacy, accuracy or completeness of any information (whether oral or written) set forth herein or therein, or in connection herewith or therewith, (v) the validity, enforceability, adequacy, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vii) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, (i) any representation, notice, request, certificate, consent, statement, instrument, document or other writing or communication believed by it to be genuine and to have been authorized, signed or sent by the proper Person, (ii) any statement made to it orally or by telephone and believed by it to be made or authorized by the proper Person or (iii) any statement made by a director, authorized signatory or employee of any Person regarding any matters which may reasonably be assumed to be within his or her knowledge or within his or her power to verify.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company or any of its Subsidiaries), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lenders and the Company.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor with (unless an Event of Default shall have occurred and be continuing) the prior written consent of the Company (which consent shall not be unreasonably withheld).  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, and it will not share the Report with any other Person except as otherwise permitted pursuant to Section 10.12 of this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender (except as permitted pursuant to Section 10.12 of this Agreement).

Except as otherwise provided in Section 10.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents.

Each Lender, Issuing Lender and Agent hereby authorizes and directs the Administrative Agent to enter on its behalf into the intercreditor agreement contemplated by clause (ii) of Section 6.02(i) if the Company shall request that the Administrative Agent do so.

Notwithstanding anything herein to the contrary, the Joint Lead Arrangers, Joint Bookrunners, Syndication Agent and Documentation Agents named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in their capacity, if any, as Lenders.

ARTICLE IX

GUARANTEE

                                SECTION 9.01    The Guarantee.  Each Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to each Secured Party and their respective successors and assigns the prompt payment in full when due (whether by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to each Borrower and all reimbursement obligations in respect of LC Disbursements and all interest thereon payable by each Borrower pursuant to this Agreement, and all other amounts from time to time owing to the Secured Parties by each Borrower under this Agreement or under any of the other Loan Documents, any Letter of Credit, any Specified Swap or Banking Services Agreement, or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Secured Parties, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  Each Guarantor hereby further agrees that if any Borrower shall fail to pay in full when due (whether by acceleration or otherwise) any of the Guaranteed Obligations, such Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 9.02    Obligations Unconditional.  The Guaranteed Obligations of each Guarantor are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrowers under this Agreement, the other Loan Documents or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of each Guarantor hereunder shall be absolute and unconditional under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(i)    at any time or from time to time, without notice to such Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)   any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(iii)          the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv)          any lien or security interest granted to, or in favor of, the Administrative Agent, any Issuing Lender or Issuing Lenders or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

Each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, any Issuing Lender or any Lender exhaust any right, power or remedy or proceed against any Borrower or Guarantor under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

Each Guarantor represents and warrants that in executing and delivering this Agreement as guarantor, such Guarantor has (i) without reliance on any Lender, any Issuing Lender, the Swingline Lender or the Administrative Agent or any information received from any Lender, any Issuing Lender, the Swingline Lender or the Administrative Agent and based upon such documents and information such Guarantor deems appropriate, made an independent investigation of the transactions contemplated hereby, the other Loan Parties, their respective business, assets, operations, prospects and condition, financial or otherwise, and any circumstances which may bear upon such transactions, the other Loan Parties or the obligations and risks undertaken herein with respect to the Guaranteed Obligations; (ii) adequate means to obtain from the other Loan Parties on a continuing basis information concerning the other Loan Parties; (iii) full and complete access to the Loan Documents and any other documents executed in connection with the Loan Documents; and (iv) not relied and will not rely upon any representations or warranties of any Lender, any Issuing Lender, the Swingline Lender or the Administrative Agent not embodied herein or any acts heretofore or hereafter taken by any Lender, any Issuing Lender, the Swingline Lender or the Administrative Agent (including any review by any Lender, any Issuing Lender, the Swingline Lender or the Administrative Agent of the affairs of any other Loan Party).

SECTION 9.03    Reinstatement.  The obligations of each Guarantor under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and such Guarantor agrees that it will indemnify the Administrative Agent, each Issuing Lender and each Lender on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by the Administrative Agent, such Issuing Lender or such Lender in connection with such rescission or restoration, including any such reasonable costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 9.04    Subrogation.  Each Guarantor hereby agrees that until the payment and satisfaction in full of all Secured Obligations and the expiration or termination of all Letters of Credit and all Commitments, it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 9.01, whether by subrogation or otherwise, against any Loan Party or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 9.05    Remedies.  Each Guarantor agrees that, as between each Guarantor on the one hand and the Administrative Agent, the Issuing Lenders and the Lenders on the other, the obligations of each Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VII) for purposes of Section 9.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against such Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 9.01.

SECTION 9.06    Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money, and consents and agrees that any Issuing Lender, any Lender or the Administrative Agent, at its sole option, in the event of a dispute by any Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.

SECTION 9.07    Continuing Guarantee.  The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising until the expiration or termination of the Commitments and payment in full of the principal of and interest on each Loan and all fees and other amounts payable hereunder and the expiration or termination of all Letters of Credit and the reimbursement of all LC Disbursements.

SECTION 9.08    Indemnity and Subrogation.  In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 9.10), the Company agrees that (a) in the event a payment in respect of any Guaranteed Obligation or Secured Obligation shall be made by any Guarantor under this Agreement, the Company shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any Collateral Document to satisfy in whole or in part any Guaranteed Obligation or Secured Obligation owed to any Secured Party, the Company shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 9.09    Contribution and Subrogation.  Each Guarantor (a “Contributing Party”) agrees (subject to Section 9.10) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Guaranteed Obligation or any assets of any other Guarantor (other than the Company) shall be sold pursuant to any Security Document to satisfy any Secured Obligation owed to any Secured Party and such other Guarantor (the “Claiming Party”) shall not have been fully indemnified by the Company as provided in Section 9.08, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors (other than the Company) on the date hereof (or, in the case of any Guarantor becoming a party hereto after the date hereof, the date on which it became a Guarantor).  Any Contributing Party making any payment to a Claiming Party pursuant to this Section 9.09 shall (subject to Section 9.10) be subrogated to the rights of such Claiming Party under Section 9.08 to the extent of such payment.

SECTION 9.10    Subordination.  Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 9.08 and 9.09 and all other rights of the Guarantors of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Secured Obligations.  No failure on the part of the Company or any Guarantor to make the payments required by Sections 9.08 and 9.09 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

ARTICLE X

MISCELLANEOUS

SECTION 10.01   Notices. (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)    if to the Company, to it at 1 N. Field Court, Lake Forest, Illinois 60045, Attention of William Metzger, Vice President and Treasurer (Facsimile No. (847) 735-4359; Telephone No. (847) 735-4364);

(ii)   if to any other Loan Party, to the Company at the address set forth above (with a copy to such Loan Party at its address (or facsimile number), if any, (x) in the case of any Loan Party party hereto on the Effective Date, provided below its signature hereto (if any) or (y) in the case of any Loan Party that becomes party hereto after the Effective Date, set forth in the Designation Letter to which it is a party (if any);

(iii)          if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 1111 Fannin, 10th Floor, Houston, Texas 77002-8069, Attention of Loan and Agency Services Group (Telephone No. (713) 750-2199; Facsimile No. (713) 427-6889), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of Tony Yung (Facsimile No. (212) 270-6637; Telephone No. (212) 270-0586);

(iv)          if to an Issuing Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire;

(v)   if to the Swingline Lender, to JPMorgan Chase Bank, N.A., 1111 Fannin Street, 10th Floor, Houston, Texas 77002-8069, Attention of Loan and Agency Services (Telephone No. (713) 750-2199; Facsimile No. (713) 427-6889), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York 10017, Attention of Tony Yung (Facsimile No. (212) 270-6637; Telephone No. (212) 270-0586); and

(vi)      if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II unless otherwise agreed by the Administrative Agent and such Lender.  The Administrative Agent or the Company (on behalf of itself and all other Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.  Without limiting the foregoing, the Administrative Agent agrees that, unless it shall otherwise advise the Company, notices to be delivered by any Borrower to the Administrative Agent  pursuant to Article II (including any such notices permitted to be given by telephone or facsimile) may be delivered by e-mail transmissions to the Administrative Agent at such e-mail address (or addresses) as the Administrative Agent shall from time to time notify the Company.

(c)    Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Company and the Administrative Agent).

SECTION 10.02   Waivers; Amendments.

(a)    No Deemed Waivers; Remedies Cumulative.  No failure or delay by the Administrative Agent, any Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Lenders and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Lender may have had notice or knowledge of such Default at the time.

(b)   Amendments.  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company (on behalf of itself and all other Loan Parties) and the Required Lenders or by the Company (on behalf of itself and all other Loan Parties) and the Administrative Agent with the written consent of the Required Lenders; provided that no such agreement shall

(i)    increase the Commitment of any Lender without the written consent of such Lender;

(ii)   reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(iii)          postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby;

(iv)          change Section 2.09(d) without the consent of each Lender affected thereby;

(v)   change the obligations of the Company pursuant to Article IX;

(vi)      change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vii)         change the definition of Borrowing Base or any eligibility criteria incorporated therein that, in each case, have the effect of increasing Availability without the written consent of the Supermajority Lenders;

(viii)        permit any Loan Party to assign its rights hereunder, increase the advance rates set forth in the definition of Borrowing Base, release all or substantially all of the Collateral or, except as otherwise expressly permitted herein, release any material Guarantor from its Loan Guaranty without the consent of each Lender; or

(ix)   change any of the provisions of Section 2.22 without the written consent of each of the Administrative Agent, the Swingline Lender and the Issuing Banks;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Lender or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Lender or the Swingline Lender, as the case may be.

(c)   The Lenders hereby irrevocably authorize the Administrative Agent (i) to take all actions specified in Section 10.18 with respect to any termination of the Guarantee of a Guarantor or the release of any Collateral, and (ii) at its option and in its sole discretion, to release any Lien granted to it by any Loan Party on any Collateral that it subsequently determines in accordance the provisions of Section 5.13(e) need not have been made subject to a Lien.  Except as provided in the immediately preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders (or all of the Lenders as set forth above).  Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(d)   If, in connection with any proposed amendment, waiver or consent  requiring the consent of “each Lender” or “each Lender affected thereby”, the consent of the Supermajority Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity (other than the Company or any of its Affiliates) which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, (x) to purchase for cash the Loans and other Borrower Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date, (y) to comply with the requirements of paragraph (b) of Section 10.04 (with the Borrower or the replacement Lender being responsible for any applicable processing or recordation fee) and (z) to consent to the relevant proposed amendment, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 10.03   Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses.  The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Lender or any Lender, in connection with the enforcement, collection or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred in connection with any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i)            appraisals and insurance reviews;

(ii)           field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination, together with the reasonable fees and expenses associated with collateral monitoring services performed by the Specialized Due Diligence Group of the Administrative Agent (and the Loan Parties agree to modify or adjust the computation of the Borrowing Base—which may include maintaining additional Reserves, modifying the advance rates or modifying the eligibility criteria for the components of the Borrowing Base—to the extent required by the Administrative Agent as a result of any such evaluation, appraisal or monitoring);

(iii)          taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Collateral Documents, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(iv)          sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(v)           forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

(b)    Indemnification by the Loan Parties.  The Loan Parties shall, jointly and severally, indemnify the Administrative Agent, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials under, at, on or from any property owned, leased or operated by the Loan Parties or any of their Subsidiaries, or any Environmental Liability related in any way to the Loan Parties or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)    Reimbursement by Lenders.  To the extent that the Loan Parties fail to pay any amount required to be paid by them to the Administrative Agent, any Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Lender or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Lender or the Swingline Lender in its capacity as such.

(d)    Waiver of Consequential Damages, Etc.  To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)    Payments.  All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04   Successors and Assigns.

(a)    Assignments Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) no Loan Party may assign or otherwise transfer any of its respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)    the Company, provided that no consent of the Company shall be required (i) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) if an Event of Default has occurred and is continuing, for an assignment to any other Person;

(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund;

(C)    each Issuing Lender; provided that no consent of any Issuing Lender shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(D)    the Swingline Lender; provided that no consent of the Swingline Lender shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal, provincial, territorial and state securities laws.

(iii)      Subject to acceptance and recording thereof pursuant to paragraphs (b)(iv) and (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of each Borrower, each Issuing Lender and each Lender, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of (w) the names and addresses of the Lenders, (x) the designation of any Lender as an Issuing Lender, (y) the Commitment of, and outstanding principal amount of each Loan made by, each Lender and (z) the outstanding amount of each Letter of Credit issued by, and of each unreimbursed LC Disbursement made by, each Issuing Lender (together with a notation of each Lender’s participation therein pursuant to Section 2.06(e)), in all cases pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Loan Parties, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as an Issuing Lender or a Lender, as the case shall be, hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Loan Parties, any Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this paragraph (b) and any written consent to such assignment required by this paragraph (b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(e), 2.06(f), 2.07(b), 2.18(d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    Participations.   (i)  Any Lender may, without the consent of any Loan Party, the Administrative Agent, any Issuing Lender or any other Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Loan Parties, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.17(e) with respect to any payments made by such Lender to its Participant(s).  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant.  Subject to paragraph (c)(i) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits and subject to the limitations of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant of which the Company has been given prior written notice also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(d) and Section 2.19 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii)   A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the relevant Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent (not to be unreasonably withheld or delayed); provided that the Participant complies with all obligations under or relating to Section 2.18(d) and Section 2.19, in all cases as though it were a Lender.

(d)   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(e)   No Assignments to the Company or Affiliates.  Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan or LC Exposure held by it hereunder to the Company or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

SECTION 10.05   Survival.  All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document (including the Designation Letters) shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17, 10.03 and 10.12 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06   Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07   Severability.  Any provision of this any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08   Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09   Governing Law; Jurisdiction; Judicial Proceedings; Etc.

(a)    Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)    Submission to Jurisdiction.  Each of the Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the state of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement of any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)    Waiver of Venue.  Each of the Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Appointment of Agent for Service of Process.  Each Borrower irrevocably designates and appoints CT Corporation System, at its office in New York City, New York, U.S.A., as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 10.09(b) in any federal or New York State court sitting in New York City.  Each Borrower represents and warrants that such agent has agreed in writing to accept such appointment and that a true copy of such designation and acceptance has been delivered to the Administrative Agent.  Said designation and appointment shall be irrevocable by each such Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof and such Borrower shall have been terminated as a Borrower hereunder pursuant to Section 2.21.  If such agent shall cease so to act, each such Borrower covenants and agrees to designate irrevocably and appoint without delay another such agent satisfactory to the Administrative Agent and to deliver promptly to the Administrative Agent evidence in writing of such other agent’s acceptance of such appointment.

(e)    Service of Process.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.   Each Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 10.09(b) in any federal or New York State court sitting in New York City by service of process upon its agent appointed as provided in Section 10.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Borrower at its address set forth in the Designation Letter to which it is a party or to any other address of which such Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Company).  Each Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Borrower.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11   Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12   Confidentiality.  Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory or self-regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their respective obligations, (vii) with the consent of the Company or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis from a source other than any Borrower.  For the purposes of this paragraph, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company, its Subsidiaries or their respective business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

 EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL AND STATE SECURITIES LAWS.

SECTION 10.13   Reduction of Commitments under Existing Credit Agreement.  The Lenders agree that, as of the Effective Date, the Total Commitment (as defined in the Existing Credit Agreement immediately prior to the Effective Date) shall be reduced by $100,000,000 and each Lender’s Commitment (as defined in the Existing Credit Agreement immediately prior to the Effective Date) shall be reduced by its Applicable Percentage (as defined in the Existing Credit Agreement immediately prior to the Effective Date) thereof.  This Agreement constitutes notice thereof and pursuant hereto the requirement contained in Section 2.09(c) of the Existing Credit Agreement that three Business Days’ (as defined therein) notice of such reduction be given to the administrative agent thereunder is hereby waived.

SECTION 10.14   Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Borrowings provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Lender nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 10.15   Conflicts.  In the event of any conflict between the terms of this Agreement and the terms of any other Loan Document, the terms of this Agreement shall, to the extent of such conflict, prevail.

SECTION 10.16   USA PATRIOT Act.  Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), such Lender may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the names and addresses of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with said Act.

SECTION 10.17   Appointment of Company as Agent.  Each Subsidiary Borrower party hereto as of the Effective Date, by its signature below, and each Subsidiary Borrower designated after the Effective Date as a “Subsidiary Borrower” pursuant to Section 2.21, by its acknowledgment to the Designation Letter relating to such Subsidiary Borrower, as applicable:

(a)    appoints and authorizes the Company for the purposes of (i) signing documents deliverable by or on behalf of such Subsidiary Borrower hereunder or under any other Loan Document, (ii) providing notices to or making requests of the Administrative Agent, any Issuing Lender or any Lender on behalf of such Subsidiary Borrower, (iii) receiving notices and documents from the Administrative Agent, any Issuing Lender or any Lender on behalf of such Subsidiary Borrower, and (iv) taking any other action on behalf such Subsidiary Borrower hereunder or under any other Loan Document, in each case to the extent specifically provided for hereunder or thereunder, and such Subsidiary Borrower agrees to be irrevocably bound by all such actions being taken on behalf of such Subsidiary Borrower by the Company and all such notices received by the Company on behalf of such Subsidiary Borrower; provided that another Person may be appointed to act in substitution for the Company with the power and authority granted thereto by such Subsidiary Borrower under this clause (a) so long as such Person shall have been certified as such in a single writing executed by such Subsidiary Borrower and delivered to the Administrative Agent;

(b)    authorizes the Administrative Agent, each Issuing Lender and each Lender to treat (i) each document signed by, each notice given or received by, each document delivered or received by and each request made by the Company on its behalf and (ii) each other action which specifically provides herein or therein that the Company acts on behalf, or at the direction, of such Subsidiary Borrower as if such Subsidiary Borrower (and not the Company) had in fact signed such document, given or received such notice, delivered or received such document, made such request or taken such action; and

(c)    acknowledges that the Administrative Agent, each Issuing Lender and each Lender are relying upon the appointments and authorizations set forth in this Section in connection with the making of their Commitments and credit extensions hereunder.

In the event the Administrative Agent, any Issuing Lender or any Lender reasonably believes that it has received a conflicting notice or instruction from the Company and/or his or her designees, the Administrative Agent, such Issuing Lender or such Lender may refrain from action upon such notice or instruction and shall promptly request the Company for clarification regarding such notice or instruction.

SECTION 10.18    Release of Liens and Guarantees.  A Guarantor shall automatically be released from its obligations under the Loan Documents and all security interests in the Collateral of such Guarantor, and in the Equity Interests in such Guarantor, shall be automatically released upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary.  Upon any sale, lease, transfer or other Disposition by any Guarantor of any Collateral that is permitted under this Agreement to any Person that is not another Guarantor or, upon the effectiveness of any release of the security interest granted hereby in any Collateral pursuant to Section 10.02(c), the security interest in such Collateral shall be automatically released.  Upon the incurrence of any Indebtedness secured by any Available Collateral or the consummation of any sale and leaseback transaction in respect of any Available Collateral, in each case that is permitted by this Agreement, the security interest in such Available Collateral shall be automatically released.  In connection with any termination or release pursuant to this Section, the Administrative Agent, upon receipt of such certificates or other documents reasonably requested by it to confirm compliance with this Agreement, shall promptly execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY

BRUNSWICK CORPORATION

By	/s/ William L. Metzger
Name: William L. Metzger
Title: Vice President and Treasurer

U.S. Federal Tax Identification No.: 36-0848180

Credit Agreement

SUBSIDIARY BORROWERS

BRUNSWICK MARINE INC.

By	/s/ William L. Metzger
Name: William L. Metzger
Title: Treasurer

BRUNSWICK INTERNATIONAL LIMITED

By	/s/ William L. Metzger
Name: William L. Metzger
Title: Treasurer

Credit Agreement

GUARANTORS:

ATTWOOD CORPORATION

BBG LOGISTICS, INC.

BOSTON WHALER, INC.

BRUNSWICK COMMERCIAL & GOVERNMENT PRODUCTS, INC.

BRUNSWICK FAMILY BOAT CO. INC.

BRUNSWICK LEISURE BOAT COMPANY, LLC

LAND ‘N’ SEA CORPORATION

LAND ‘N’ SEA DISTRIBUTING, INC.

LUND BOAT COMPANY

SEA RAY BOATS, INC.

By:	/s/ William L. Metzger
Name: William L. Metzger
Title: Assistant Treasurer

BRUNSWICK BOWLING & BILLIARDS CORPORATION

MARINE POWER INTERNATIONAL LIMITED

By:	/s/ William L. Metzger
Name: William L. Metzger
Title: Treasurer

LEISERV, INC.

By:	/s/ Judith P. Zelisko
Name: Judith P. Zelisko
Title: Vice President

Credit Agreement

LIFE FITNESS, INC.

LIFE FITNESS INTERNATIONAL SALES, INC.

MARINE POWER NEW ZEALAND LIMITED

By:	/s/ William L. Metzger
Name: William L. Metzger
Title: Vice President and Treasurer

TRITON BOAT COMPANY, L.P.

By:	Brunswick Corporation its General Partner
/s/ William L. Metzger
Name: William L. Metzger
Title: Vice President and Treasurer

MARINE POWER INTERNATIONAL PTY. LIMITED

By:	/s/ David W. Berkow
Name: David W. Berkow
Title: Assistant Treasurer

Credit Agreement

LENDERS

JPMORGAN CHASE BANK, N.A. individually and as Administrative Agent

By	/s/ Tony Yung
Name: Tony Yung
Title: Vice President

Royal Bank of Scotland
, as a Lender

By:	/s/ Vlad Barshtak
Name: Vlad Barshtak
Title: Vice President

[Brunswick Corporation Amended and Restated Credit Agreement]

Bank of America, N.A.
, as a Lender

By:	/s/ Clara Yang Strand
Name: Clara Yang Strand
Title: Senior Vice President

[Brunswick Corporation Amended and Restated Credit Agreement]

SUNTRUST BANK, as a Lender

By:	/s/ Michael J. Vegh
Name: Michael J. Vegh
Title: Vice President

[Brunswick Corporation Amended and Restated Credit Agreement]

Wells Fargo	, as a Lender

By:	/s/ Steven Buehler
Name: Steven Buehler
Title: Senior Vice President

[Brunswick Corporation Amended and Restated Credit Agreement]

Citibank, N.A., as a Lender

By:	/s/ Thomas M. Halsch
Name: Thomas M. Halsch
Title: Director

[Brunswick Corporation Amended and Restated Credit Agreement]

Harris N.A., as a Lender

By:	/s/ Kristina Burden
Name: Kristina Burden
Title: Vice President

[Brunswick Corporation Amended and Restated Credit Agreement]

LLOYDS TSB BANK, as a Lender

By	/s/ Jonathan Smith
Name: Jonathan Smith
Title: Assistant Vice President Risk Management & Business Support S025

By	/s/ Nicholas J. Bruce
Name: Nicholas J. Bruce
Title: Vice President & Manager Risk Management & Business Support B081

[Brunswick Corporation Amended and Restated Credit Agreement]

NATIONAL AUSTRALIA BANK LTD, as a Lender

By:	/s/ Courtney A. Cloe
Name: Courtney A. Cloe
Title: Director

[Brunswick Corporation Amended and Restated Credit Agreement]

The Bank of New York Mellon, as a Lender

By:	/s/ Daniel J Lenckos
Name: Daniel J. Lenckos
Title: First Vice President

[Brunswick Corporation Amended and Restated Credit Agreement]

U.S. Bank National Association, as a Lender

By:	/s/ James N. DeVries
Name: James N. DeVries
Title: Senior Vice President

[Brunswick Corporation Amended and Restated Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH as a Lender

By:	/s/ Heidi Sandquist
Name: Heidi Sandquist
Title: Vice President

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

[Brunswick Corporation Amended and Restated Credit Agreement]

Fifth Third Bank (Chicago), a Michigan Banking Corporation), as a Lender

By:	/s/ Kim Puszczewicz
Name: Kim Puszczewicz
Title: Vice President

[Brunswick Corporation Amended and Restated Credit Agreement]

KBC Bank, N.V., as a Lender

By:	/s/ Olivier Smekens
Name: Olivier Smekens
Title: Assistant Vice President

By:	/s/ Thomas G. Jackson
Name: Thomas G. Jackson
Title: First Vice President

[Brunswick Corporation Amended and Restated Credit Agreement]

KeyBank National Association
, as a Lender

By:	/s/ Frank J. Jancar
Name: FRANK J. JANCAR
Title: VICE PRESIDENT

[Brunswick Corporation Amended and Restated Credit Agreement]

MERRILL LYNCH BANK USA, as a Lender

By:	/s/ Louis Alder
Name: Louis Alder
Title: First Vice President

[Brunswick Corporation Amended and Restated Credit Agreement]

PNC Bank, National Association, as a Lender

By:	/s/ Holly L. Kay
Name: Holly L. Kay
Title: Assistant Vice President

[Brunswick Corporation Amended and Restated Credit Agreement]

Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/ Yoshihiro Hyakutome
Name: Yoshihiro Hyakutome
Title: General Manager

[Brunswick Corporation Amended and Restated Credit Agreement]

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